SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.___)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule14a-12
LIONS GATE ENTERTAINMENT CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

LIONS GATE ENTERTAINMENT CORP.

1055 West Hastings Street, Suite 2200 Vancouver, British Columbia V6E 2E9	2700 Colorado Avenue, Suite 200 Santa Monica, California 90404

NOTICE OF ANNUAL GENERAL MEETING
OF SHAREHOLDERS
To Be Held September 15, 2009

To Our Shareholders:

The 2009 Annual General Meeting of Shareholders of Lions Gate Entertainment Corp. will be held at the Soho Metropolitan Hotel, 318 Wellington Street West, Toronto, Ontario, Canada M5V 3T4, on Tuesday, September 15, 2009, beginning at 10:00 a.m., local time. At the meeting, shareholders will act on the following matters:

1. Elect 12 directors, each for a term of one year or until their successors are duly elected and qualified;

2. Re-appoint Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010 and authorize the Company’s Audit Committee to determine the remuneration to be paid to Ernst & Young LLP;

3. Receive the audited consolidated financial statements of the Company for the fiscal year ended March 31, 2009, together with the auditor’s report thereon; and

4. Transact such further and other business as may properly come before the meeting and any continuations, adjournments or postponements thereof.

Shareholders of record at the close of business on July 20, 2009 are entitled to vote at the meeting or any continuations, adjournments or postponements thereof. It is expected that these materials first will be mailed to shareholders on or about August 17, 2009.

By Order of Our Board of Directors,
Jon Feltheimer
Chief Executive Officer and Co-Chairman of the Board

Vancouver, British Columbia
August 17, 2009

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

2009 ANNUAL GENERAL MEETING OF SHAREHOLDERS
OF
LIONS GATE ENTERTAINMENT CORP.

PROXY STATEMENT

This proxy statement is part of a solicitation of proxies by the Board of Directors and management of Lions Gate Entertainment Corp. and contains information relating to our annual general meeting of shareholders (the “Annual Meeting”) to be held on Tuesday, September 15, 2009, beginning at 10:00 a.m., local time, at the Soho Metropolitan Hotel, 318 Wellington Street West, Toronto, Ontario, Canada M5V 3T4, and to any continuations, adjournments or postponements thereof. All dollar figures contained in this proxy statement are United States dollars, unless otherwise indicated. The notice of the Annual Meeting, this proxy statement and the enclosed proxy card first will be mailed to shareholders on or about August 17, 2009.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors. In addition, after the formal portion of the meeting, our management will report on our performance during fiscal 2009 and respond to appropriate questions from shareholders.

Who is entitled to vote at the Annual Meeting?

Only shareholders of record of the Company’s common shares (NYSE: LGF) at the close of business on July 20, 2009 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote the common shares that they held on that date at the meeting, or any continuations, adjournments or postponements of the meeting. Each outstanding common share entitles its holder to cast one vote on each matter to be voted upon. As of the Record Date, 117,166,526 common shares were outstanding and entitled to vote and held by approximately 790 shareholders of record.

Who can attend and vote at the Annual Meeting?

Only registered shareholders of the Company or the persons they appoint as their proxies are permitted to attend and vote at the Annual Meeting. Most shareholders of the Company are “non-registered” shareholders (“Non-Registered Shareholders”) because the shares they own are not registered in their names but are, instead, registered in the name of the brokerage firm, bank or trust company through which they purchased the shares. Shares beneficially owned by a Non-Registered Shareholder are registered either: (i) in the name of an intermediary (an “Intermediary”) that the Non-Registered Shareholder deals with in respect of the shares of the Company (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered Registered Retirement Savings Plans, Registered Retirement Income Funds, Registered Education Savings Plans and similar plans); or (ii) in the name of a clearing agency (such as The Canadian Depository for Securities Limited or The Depository Trust & Clearing Corporation) of which the Intermediary is a participant. In accordance with applicable securities law requirements, the Company will have distributed copies of the notice of Annual Meeting, this proxy statement and the proxy card (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for distribution to Non-Registered Shareholders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Shareholders unless a Non-Registered Shareholder has waived the right to receive them. Intermediaries often use service companies to forward the Meeting Materials to Non-Registered Shareholders. Generally, Non-Registered Shareholders who have not waived the right to receive Meeting Materials will either:

(i) be given a voting instruction form which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Shareholder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “voting instruction form”) which the Intermediary must follow. Typically, the voting instruction form will consist of a one-page printed form. Sometimes, instead of the one-page pre-printed form, the voting instruction form will consist of a regular printed proxy form accompanied by a page of instructions which contains a removable label with a bar code and other information. In order for the form of proxy to validly constitute a voting instruction form, the Non-Registered Shareholder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and submit it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company; or

(ii) be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted to the number of shares beneficially owned by the Non-Registered Shareholder but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Shareholder when submitting the proxy. In this case, the Non-Registered Shareholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with the Company, c/o IVS Associates, Inc., 1925 Lovering Avenue, Wilmington, DE 19806.

In either case, the purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the shares of the Company they beneficially own. Should a Non-Registered Shareholder who receives one of the above forms wish to vote at the Annual Meeting in person (or have another person attend and vote on behalf of the Non-Registered Shareholder), the Non-Registered Shareholder should request a legal proxy from their Intermediary. Instructions for obtaining legal proxies may be found on the voting instruction form.

A Non-Registered Shareholder may revoke a voting instruction form or a waiver of the right to receive Meeting Materials and to vote which has been given to an Intermediary at any time by written notice to the Intermediary, provided that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive Meeting Materials and to vote which is not received by the Intermediary at least seven days prior to the Annual Meeting.

What constitutes a quorum?

A quorum is necessary to hold a valid meeting of shareholders. The presence at the Annual Meeting, in person or by proxy, of two holders of the Company’s common shares outstanding on the Record Date who, in the aggregate, hold at least 10% of the issued common shares of the Company, will constitute a quorum.

How do I vote at the Annual Meeting?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered shareholder and you attend the Annual Meeting, you may deliver your completed proxy card in person or may vote in person. “Street name” shareholders who wish to vote at the Annual Meeting will need to obtain a proxy from the institution that holds their shares, see Who can attend and vote at the Annual Meeting? above. At the Annual Meeting, one or more representatives from IVS Associates, Inc., an independent, third-party company, shall be appointed to act as scrutineers. These scrutineers will determine the number of common shares represented at the Annual Meeting, the existence of a quorum and the validity of proxies, will count the votes and ballots, if required, and will determine and report the results to us.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Corporate Secretary at one of our principal executive offices either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

What are the board’s recommendations?

The enclosed proxy is solicited on behalf of our Board of Directors and management. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors set forth with the description of each item in this proxy statement. In summary, our Board of Directors recommends a vote:

•	FOR the election of each of the nominated directors (see page 8); and

•	FOR the re-appointment of Ernst & Young LLP as our independent registered public accounting firm (see page 12).

Our Board of Directors does not know of any other matters that may be brought before the Annual Meeting, nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees. If any other matter should properly come before the Annual Meeting or any nominee is not available for election, the proxy holders will vote as recommended by our Board of Directors or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?

In order to be approved, the proposals included in this proxy statement — for the election of each of the nominated directors (Proposal 1) and the re-appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2) — each requires the affirmative vote of a majority of the Company’s common shares present or represented by proxy. Abstentions and broker non-votes will not be counted in determining the number of shares necessary for approval of any item.

Who pays for the preparation of this proxy statement?

We will pay the cost of preparing, assembling and mailing this proxy statement, notice of meeting and enclosed proxy card. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies and we may reimburse those persons for their expenses incurred in connection with these activities. We will compensate only independent third-party agents that are not affiliated with us but who solicit proxies. At this time, we do not anticipate that we will be retaining a third-party solicitation firm, but should we determine, in the future, that it is in our best interests to do so, we will retain a solicitation firm and pay all costs and expenses associated with retaining this solicitation firm.

May I propose actions for consideration at next year’s annual general meeting of shareholders?

Yes. Under U.S. laws, for your proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, we must receive your written proposal no later than April 19, 2010. You should also be aware that your proposal must comply with U.S. Securities and Exchange Commission (the “SEC”) regulations regarding inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals submitted as per the Business Corporations Act (British Columbia) (the “BC Act”) to be presented at the next annual general meeting of shareholders must be received by our Corporate Secretary at our registered office no later than June 12, 2010, and must comply with the requirements of the BC Act.

If the date of the 2010 annual meeting is advanced or delayed by more than 30 days from the date of the 2009 annual meeting, under U.S. laws, shareholder proposals intended to be included in the proxy statement for the 2010 annual meeting must be received by us within a reasonable time before we begin to print and mail the proxy statement for the 2010 annual meeting. Upon any determination that the date of the 2010 annual meeting will be advanced or delayed by more than 30 days from the date of the 2009 annual meeting, we will disclose the change in the earliest practicable Quarterly Report on Form 10-Q.

SEC rules also govern a company’s ability to use discretionary proxy authority with respect to shareholder proposals that were not submitted by the shareholders in time to be included in the proxy statement. In the event a shareholder proposal is not submitted to us prior to July 28, 2010, the proxies solicited by our Board of Directors for the 2010 annual meeting of shareholders will confer authority on the proxyholders to vote the shares in accordance with the recommendations of our Board of Directors if the proposal is presented at the 2010 annual meeting of shareholders without any discussion of the proposal in the proxy statement for such meeting. If the date of the 2010 annual meeting is advanced or delayed more than 30 days from the date of the 2009 annual meeting, then the shareholder proposal must have been submitted to us within a reasonable time before we mail the proxy statement for the 2010 annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on September 15, 2009

The notice of Annual Meeting, this proxy statement and the enclosed proxy card will be mailed to shareholders on or about August 17, 2009. Our proxy statement and fiscal 2009 Annual Report to Shareholders will also available in the Investors/Governance Documents section on our website at www.lionsgate.com.

NO PERSON IS AUTHORIZED ON BEHALF OF THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED, AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

Our registered and head office is located at 1055 West Hastings Street, Suite 2200, Vancouver, British Columbia V6E 2E9, and our telephone number there is (877) 848-3866. Our principal executive offices are located at our head office and at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404, and our telephone number there is (310) 449-9200. Our website is located at www.lionsgate.com. Website addresses referred to in this proxy statement are not intended to function as hyperlinks, and the information contained on our website is not a part of this proxy statement. As used in this proxy statement, unless the context requires otherwise, the terms “we,” “us,” “our” and the “Company” refer to Lions Gate Entertainment Corp. and its subsidiaries.

The date of this proxy statement is August 17, 2009

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table presents certain information about beneficial ownership of our common shares as of July 20, 2009 by each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common shares. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all common shares shown as beneficially owned by them, subject to community property laws, where applicable.

		Percent of
Name of Beneficial Owner(1)	Number of Shares	Total(2)

Capital Research Global Investors(3)	11,000,000	9.4%
Carl C. Icahn(4)	20,870,633	17.8%
Kornitzer Capital Management, Inc.(5)	11,462,434	9.8%
RS Investment Management Co. LLC(6)	5,757,470	4.9%
Steinberg Asset Management, LLC(7)	17,165,807	14.7%

(1)	The addresses for the listed beneficial owners are as follows: Capital Research Global Investors, 333 South Hope Street, Los Angeles, California 90071; Carl C. Icahn, c/o Icahn Associates Corp., 767 Fifth Avenue, Suite 4700, New York, New York 10153; Kornitzer Capital Management, Inc., 5420 West 61st Place, Shawnee Mission, Kansas 66205; RS Investment Management Co. LLC, 7 Hanover Square, Suite 900, New York, New York 10004; and Steinberg Asset Management, LLC, 12 East 49th Street, Suite 1202, New York, New York 10017.

(2)	The percentage of total common shares owned by each person (or group of affiliated persons) is calculated by dividing: (1) the number of common shares deemed to be beneficially held by such person (or group of affiliated persons) as of July 20, 2009, as determined in accordance with Rule 13d-3 under the Exchange Act; by (2) the sum of (A) 117,166,526 which is the number of common shares outstanding as of July 20, 2009; plus (B) the number of common shares issuable upon the exercise of options and other derivative securities, if any, exercisable as of July 20, 2009 and 60 days thereafter, held by such person (or group of affiliated persons).

(3)	The information is based solely on a Schedule 13G/A filed on February 17, 2009 with the SEC by Capital Research Global Investors.

(4)	Amount includes approximately 130,382 common shares that may be deemed to be beneficially owned as a result of the ownership of $1,154,000 in aggregate principal amount of Lions Gate Entertainment Inc.’s 2.9375% Convertible Senior Subordinated Notes due 2024 and $429,000 in aggregate principal amount of Lions Gate Entertainment Inc.’s 3.625% Convertible Senior Subordinated Notes due 2025 (as disclosed on Schedule 13D/A filed on June 17, 2009 with the SEC). The number of common shares is based solely on a Form 4 filed on July 8, 2009 with the SEC by Carl C. Icahn. The common shares are held for the account of High River Limited Partnership (“High River”), which directly beneficially owns 4,148,051 common shares, Icahn Partners LP (“Icahn Partners”), which directly beneficially owns 5,858,857 common shares, Icahn Partners Master Fund LP (“Icahn Master”), which directly beneficially owns 7,149,354 common shares, Icahn Partners Master Fund II LP (“Icahn Master II”), which directly beneficially owns 2,592,524 common shares, and Icahn Partners Master Fund III LP (“Icahn Master III”), which directly beneficially owns 991,465 common shares. Barberry Corp. (“Barberry”) is the sole member of Hopper Investments LLC (“Hopper”), which is the general partner of High River. Beckton Corp. (“Beckton”) is the sole stockholder of Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), which is the general partner of Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”). Icahn Enterprises Holdings is the sole member of IPH GP LLC (“IPH”), which is the general partner of Icahn Capital LP (“Icahn Capital”). Icahn Capital is the general partner of each of Icahn Onshore LP (“Icahn Onshore”) and Icahn Offshore LP (“Icahn Offshore”). Icahn Onshore is the general partner of Icahn Partners. Icahn Offshore is the general partner of each of Icahn Master, Icahn Master II and Icahn Master III. Each of Barberry and Beckton is 100% owned by Mr. Icahn. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of High River, Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn may be deemed to indirectly beneficially own the common shares which each of Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III owns.

(5)	The information is based solely on a Schedule 13G filed on January 9, 2009 with the SEC by Kornitzer Capital Management, Inc. According to the Schedule 13G, Kornitzer Capital Management, Inc. has sole dispositive power over 5,691,699 common shares and shared dispositive power over 5,770,735 common shares.

(6)	The information is based solely on a Schedule 13G/A filed on February 10, 2009 with the SEC by The Guardian Life Insurance Company of America, Guardian Investor Services LLC and RS Investment Management Co. LLC. The Guardian Life Insurance Company of America is an insurance company and the parent company of Guardian Investor Services LLC and RS Investment Management Co. LLC. Guardian Investor Services LLC is a registered investment adviser, a registered broker-dealer, and the parent company of RS Investment Management Co. LLC. According to the Schedule 13G/A, the joint filers have shared voting power over the common shares.

(7)	The information is based solely on a Schedule 13G/A, filed on February 18, 2009 with the SEC by Steinberg Asset Management, LLC.

SECURITY OWNERSHIP OF MANAGEMENT

The following table presents certain information about beneficial ownership of our common shares as of July 20, 2009 by (i) each director, nominee for director and executive officer, and (ii) all current directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all common shares shown as beneficially owned by them, subject to community property laws, where applicable. Except for common shares in brokerage accounts, which may, from time to time (and up to a maximum of 10,000 common shares), together with other securities in the account, serve as collateral for margin loans made in such accounts, no shares reported as beneficially owned have been pledged as security for any loan or indebtedness.

		Percent of
Name of Beneficial Owner(1)	Number of Shares(1)	Total(2)

Mark Amin	466,689	*
Norman Bacal(3)	69,122	*
Steven Beeks(4)	340,227	*
Michael Burns(5)	1,302,373	1.1%
Joseph Drake(6)	765,862	*
Arthur Evrensel(7)	25,206	*
Jon Feltheimer(8)	1,509,637	1.3%
James Keegan	15,675	*
Morley Koffman(9)	89,907	*
Wayne Levin(10)	42,386	*
Harald Ludwig(11)	72,612	*
Laurie May	18,386	*
G. Scott Paterson(12)	285,822	*
Mark H. Rachesky, M.D.(13)	23,165,278	19.8%
Daryl Simm(14)	77,732	*
Hardwick Simmons	49,679	*
Brian V. Tobin	19,392	*
Phyllis Yaffe	0	*
All executive officers and current directors as a group (16 persons)(15)	5,150,706	4.4%

*	Less than 1%

(1)	Pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, amount includes vested restricted share units and restricted share units vesting and options exercisable within 60 days of July 20, 2009 (i.e., September 18, 2009).

(2)	The percentage of total common shares owned by each person is calculated by dividing: (1) the number of shares deemed to be beneficially held by such person as of July 20, 2009, as determined in accordance with Rule 13d-3 under the Exchange Act; by (2) the sum of (A) 117,166,526, which is the number of common shares outstanding as of July 20, 2009; plus (B) the number of common shares issuable upon the exercise of options and other derivative securities, if any, exercisable as of July 20, 2009 and 60 days thereafter held by such person.

(3)	Includes 50,000 common shares subject to options that are fully exercisable on or before September 18, 2009.

(4)	Includes 212,500 common shares subject to options that are fully exercisable on or before September 18, 2009. Excludes 850,000 cash-based share appreciation rights with an exercise price of $5.45.

(5)	Includes (i) 787,500 common shares subject to options that are fully exercisable on or before September 18, 2009 and (ii) an aggregate of 129,047 restricted share units that will vest on or before September 18, 2009.

(6)	Includes (i) 105,000 restricted share units that will vest on or before September 18, 2009 and (ii) 200,000 common shares subject to options that are fully exercisable on or before September 18, 2009.

(7)	Includes 4,167 restricted share units that will vest on or before September 18, 2009.

(8)	Includes 525,000 common shares subject to options that are fully exercisable on or before September 18, 2009.

(9)	Includes (i) 4,167 restricted share units that will vest on or before September 18, 2009 and (ii) 50,000 common shares subject to options that are fully exercisable on or before September 18, 2009.

(10)	Includes 1,667 restricted share units that will vest on or before September 18, 2009.

(11)	Includes 4,167 restricted share units that will vest on or before September 18, 2009.

(12)	Includes (i) 4,167 restricted share units that will vest on or before September 18, 2009 and (ii) 50,000 common shares subject to options that are fully exercisable on or before September 18, 2009.

(13)	The information is based solely on a Schedule 13D/A filed on July 13, 2009 with the SEC by Mark H. Rachesky, M.D. The shares are held for the account of MHR Capital Partners Master Account LP (“Master Account”), MHR Capital Partners (100) LP (“Capital Partners (100)”), MHR Institutional Partners II LP (“Institutional Partners II”), MHR Institutional Partners IIA LP (“Institutional Partners IIA”) and MHR Institutional Partners III LP (“Institutional Partners III”). MHR Advisors LLC (“Advisors”) is the general partner of each of Master Account and Capital Partners (100), and, in such capacity, may be deemed to beneficially own the securities held (an aggregate of 2,686,673 common shares) for the accounts of each of Master Account (2,370,023 common shares) and Capital Partners (100) (316,650 common shares). MHR Institutional Advisors II LLC (“Institutional Advisors II”) is the general partner of each of Institutional Partners II and Institutional Partners IIA, and, in such capacity, may be deemed to beneficially own the securities held (an aggregate of 8,278,176 common shares) for the accounts of each of Institutional Partners II (2,352,223 common shares) and Institutional Partners IIA (5,925,953 common shares). MHR Institutional Advisors III LLC (“Institutional Advisors III”) is the general partner of Institutional Partners III, and, in such capacity, may be deemed to beneficially own the securities held (an aggregate of 12,200,429 common shares) for the account of Institutional Partners III. MHR Fund Management LLC (“Fund Management”) is an affiliate of and has an investment management agreement with Master Account, Capital Partners (100), Institutional Partners II, Institutional Partners IIA and Institutional Partners III, and other affiliated entities, pursuant to which it has the power to vote or direct the vote and to dispose or to direct the disposition of the common shares and, accordingly, Fund Management may be deemed to beneficially own the securities held (an aggregate of 23,165,278 common shares) for the account of each of Master Account (2,370,023 common shares), Capital Partners (100) (316,650 common shares), Institutional Partners II (2,352,223 common shares), Institutional Partners IIA (5,925,953 common shares) and Institutional Partners III (12,200,429 common shares). Dr. Rachesky is the managing member of Advisors, Institutional Advisors II, Institutional Advisors III and Fund Management, and, in such capacity, may be deemed to beneficially own the securities held (an aggregate of 23,165,278 common shares) for the account of each of Master Account (2,370,023 common shares), Capital Partners (100) (316,650 common shares), Institutional Partners II (2,352,223 common shares), Institutional Partners IIA (5,925,953 common shares) and Institutional Partners III (12,200,429 common shares).

(14)	Includes 50,000 common shares subject to options that are fully exercisable on or before September 15, 2009.

(15)	Does not include Dr. Rachesky or Ms. Yaffe, both director nominees.

PROPOSAL 1

ELECTION OF DIRECTORS; CONTINUING DIRECTOR NOMINEES

On July 27, 2009, as permitted by Canadian law and our Articles, our Board of Directors set the number of directors at 12 for the ensuing fiscal year. Our Board of Directors is limited by our Articles to set a minimum of five directors and a maximum of 18 directors.

Nominees for Directors

On February 6, 2009, we redeemed all of our outstanding Preferred Shares, Restricted Voting, Non-Transferable Series B (the “Series B Preferred Shares”) for a redemption price of $100.00. The Series B Preferred Shares ceased to have the exclusive and separate right to elect Mark Amin, a current director, to be a member of our Board of Directors. Mr. Amin will not stand for re-election at the Annual Meeting but will continue to serve as a member of our Board of Directors until the date of the Annual Meeting.

On July 9, 2009, we entered into a letter agreement with Dr. Rachesky in which we agreed, among other things, to nominate Dr. Rachesky for election to our Board of Directors at the Annual Meeting and to recommend the election and solicit proxies for the election of Dr. Rachesky. Dr. Rachesky will replace Mr. Amin on our Board of Directors if elected at the Meeting.

Laurie May, a current director of the Company, will also not stand for re-election at the Annual Meeting. Ms. May will, however, continue to serve as a member of our Board of Directors until the date of the Annual Meeting. Phyllis Yaffe, a director nominee, has been nominated by our Board of Directors to replace Ms. May if elected at the Meeting.

Upon the recommendation of the Nominating & Corporate Governance Committee, the 12 persons named below have been nominated for election as directors. Each nominee, if elected at the Annual Meeting, will serve until our 2010 Annual General Meeting of Shareholders, or until his or her successor is duly elected or appointed, unless his or her office is earlier vacated in accordance with our Articles.

The nominees have consented to serve on our Board of Directors and our Board of Directors has no reason to believe that they will not serve if elected. However, if any of them should become unavailable to serve as a director, and if our Board of Directors has designated a substitute nominee, the persons named as proxies will vote for this substitute nominee. There are no family relationships among the nominees for directors or executive officers of the Company. Ages are as of July 1, 2009. With the exception of Dr. Rachesky and Ms. Yaffe, the nominees listed below are current directors of the Company.

Name of Nominee	Residence	Age	Position With the Company	Director Since

Norman Bacal	Ontario, Canada	53	Director	2004
Michael Burns	California, USA	50	Vice Chairman	1999
Arthur Evrensel	British Columbia, Canada	50	Director	2001
Jon Feltheimer	California, USA	57	Co-Chairman and Chief Executive Officer	2000
Morley Koffman	British Columbia, Canada	79	Director	1997
Harald Ludwig	British Columbia, Canada	54	Co-Chairman	1997
G. Scott Paterson	Ontario, Canada	45	Director	1997
Mark Rachesky, M.D.	New York, USA	50	Director Nominee	—
Daryl Simm	New York, USA	48	Director	2004
Hardwick Simmons	Massachusetts, USA	69	Director	2005
Brian V. Tobin	Ontario, Canada	54	Director	2004
Phyllis Yaffe	Ontario, Canada	60	Director Nominee	—

Biographical Information on Nominees

Norman Bacal.  Mr. Bacal became a director in December 2004. Mr. Bacal has been a partner with the law firm of Heenan Blaikie LLP since 1987, and has been co-managing partner of the firm since 1997. Mr. Bacal is 53 years old and his place of residence is Toronto, Ontario.

Michael Burns.  Mr. Burns became a director in August 1999 and has been our Vice Chairman since March 2000. During his tenure at Prudential Securities Inc.’s Los Angeles Investment Banking Office from 1991 to March 2000, Mr. Burns served as Managing Director and Head of the Office. Mr. Burns is Chairman and a director of Novica.com, a privately held company, and a director of Next Point, Inc., a privately held company of which the Company owns a 43% interest (“Break.com”). Mr. Burns is 50 years old and his place of residence is Los Angeles, California.

Arthur Evrensel.  Mr. Evrensel became a director in September 2001 and is Chairman of the Compensation Committee. Mr. Evrensel has been a partner with the law firm of Heenan Blaikie LLP since 1992. Mr. Evrensel is 50 years old and his place of residence is North Vancouver, British Columbia.

Jon Feltheimer.  Mr. Feltheimer became a director in January 2000 and Co-Chairman of our Board of Directors in June 2005, and has been our Chief Executive Officer since March 2000. Mr. Feltheimer worked for Sony Pictures Entertainment from 1991 to 1999, serving as Founder and President of TriStar Television from 1991 to 1993, as President of Columbia TriStar Television from 1993 to 1995, and from 1995 to 1999, as President of Columbia TriStar Television Group and Executive Vice President of Sony Pictures Entertainment. Mr. Feltheimer is a director of Horror Entertainment, LLC, a privately held company of which the Company owns a 33% interest (“FEARnet”). Mr. Feltheimer is 57 years old and his place of residence is Los Angeles, California.

Morley Koffman, Q.C.  Mr. Koffman has been a director since November 1997 and is a member of the Audit Committee and Chairman of the Nominating & Corporate Governance Committee. Mr. Koffman is a lawyer with the firm of Koffman Kalef LLP, where he has practiced since 1993. Mr. Koffman is 79 years old and his place of residence is Vancouver, British Columbia.

Harald Ludwig.  Mr. Ludwig previously served as a director from November 1997 to December 2004, and was re-appointed to our Board of Directors in June 2005. Mr. Ludwig is currently Co-Chairman of our Board of Directors, the Chairman of the Strategic Advisory Committee and a member of the Compensation Committee. Since 1985, Mr. Ludwig has served as President of Macluan Capital Corporation, a leveraged buy-out company. Mr. Ludwig is a director, a member of the Governance Committee and Chairman of the Compensation Committee of West Fraser Timber Co. Limited, a public company listed on the Toronto Stock Exchange. Mr. Ludwig is 54 years old and his place of residence is West Vancouver, British Columbia.

G. Scott Paterson.  Mr. Paterson has been a director since November 1997 and is Chairman of the Audit Committee and a member of the Strategic Advisory Committee. Mr. Paterson is Vice Chairman of NeuLion Inc., a public company listed on the Toronto Stock Exchange and a leading provider of IPTV services to the NFL, NHL, and NCAA, amongst others. In October 2008, NeuLion merged with JumpTV Inc., a company where Mr. Paterson had been Chairman since January 2002. Mr. Paterson is also Chairman of Automated Benefits Corp., a public company listed on the Toronto Venture Stock Exchange, a director of Run of River Power, Inc., a public company listed on the Toronto Venture Stock Exchange, and Chairman of the Merry Go Round Children’s Foundation, a position he has held since he founded the charity in 1997. From October 1998 to December 2001, Mr. Paterson served as Chairman and Chief Executive Officer of Yorkton Securities, Inc., which was then the leading underwriter of technology and film and entertainment companies in Canada. Mr. Paterson is also the former Chairman of the Canadian Venture Stock Exchange and a former Vice Chairman of the Toronto Stock Exchange. Mr. Paterson is a graduate of the Institute of Corporate Directors (2009) at the Rotman Business School, University of Toronto. In December 2001, Mr. Paterson entered into a settlement agreement with the Ontario Securities Commission in connection with conduct that was, in the view of the Commission, contrary to the public interest in connection with certain corporate finance and trading activities engaged in by Mr. Paterson and the investment dealer with which he was associated. Mr. Paterson has fulfilled the terms of the settlement agreement which provided that he could not be registered under the Securities Act (Ontario) until December 19, 2003, that he make a voluntary payment to the Commission of $1 million Canadian dollars and that he temporarily cease trading for a six-month period. There were no allegations of securities rule or law breaches. Mr. Paterson is 45 years old and his place of residence is Toronto, Ontario.

Mark H. Rachesky, M.D.  Dr. Rachesky, a director nominee, is a co-founder and the President of MHR Fund Management LLC (founded in 1996) and affiliates, investment managers of various private investment funds that invest in inefficient market sectors, including distressed investments and special situation equities. Dr. Rachesky currently serves as Non-Executive Chairman of the board of directors of Leap Wireless International, Inc., a wireless communications company listed on the NASDAQ Stock Market, Loral Space & Communications Inc., a satellite communications company listed on the NASDAQ Stock Market, and Telesat Canada, a satellite communications company. Dr. Rachesky also serves on the board of directors of Emisphere Technologies, Inc., a biopharmaceutical company listed on the OTC Bulletin Board. Dr. Rachesky holds an M.B.A. from the Stanford University School of Business, an M.D. from the Stanford University School of Medicine, and a B.A. from the University of Pennsylvania. Dr. Rachesky is 50 years old and his place of residence is New York, New York.

Daryl Simm.  Mr. Simm became a director in September 2004 and is a member of the Compensation Committee and the Nominating & Corporate Governance Committee. Since 1998, Mr. Simm has been Chairman and Chief Executive Officer of Omnicom Media Group, a division of Omnicom Group, Inc., of which he is an officer. Omnicom Media Group companies provide media planning and buying and related services to advertisers. Mr. Simm is 48 years old and his place of residence is Scarsdale, New York.

Hardwick Simmons.  Mr. Simmons became a director in June 2005 and is a member of the Strategic Advisory Committee and the Nominating & Corporate Governance Committee. During his tenure at The NASDAQ Stock Market Inc. from February 2001 to June 2003, Mr. Simmons served first as Chief Executive Officer and then as Chairman and Chief Executive Officer. From May 1991 to December 2000, Mr. Simmons served as President and Chief Executive Officer of Prudential Securities Incorporated. Mr. Simmons is currently the lead director, the Chairman of the Audit Committee and a member of the Corporate Governance, Nominating and Compensation Committee for Raymond James Financial, a public company listed on the New York Stock Exchange. Mr. Simmons is 69 years old and his place of residence is Marion, Massachusetts.

Brian V. Tobin.  Mr. Tobin became a director in January 2004 and is a member of the Audit Committee and the Strategic Advisory Committee. Mr. Tobin is currently the President of BVT Associates Inc., a consulting company, a Senior Business Advisor with Fraser Milner Casgrain LLP in Toronto, Canada, and is Special Advisor for the Canadian Youth Business Foundation. Mr. Tobin has been a consultant since 2002 and, prior to that, held numerous political positions in Canada, both federal and provincial, including as Federal Minister of Industry from October 2000 to January 2002, and Premier of Newfoundland and Labrador from 1996 to 2000. Mr. Tobin is a director and member of the Human Resources & Compensation Committee of Aecon Group Inc., a public company listed on the Toronto Stock Exchange, Vice Chairman of the board of directors and a member of the Audit Committee of Consolidated Thompson — Lundmark Gold Mines Ltd., a public company listed on the Toronto Stock Exchange, and Chairman of the board of directors and a member of the Compensation, Nominating and Corporate Governance Committee of New Flyer Industries Inc., a public company listed on the Toronto Stock Exchange. Mr. Tobin is also a director of Canpages Inc. and Marport Canada, Inc., both privately held companies. Mr. Tobin is 54 years old and his place of residence is Manotick, Ontario.

Phyllis Yaffe.  Ms. Yaffe is a director nominee. From June 2005 to December 2007, Ms. Yaffe was Chief Executive Officer and a member of the board of directors of Alliance Atlantis Communications, a media company for whom she has worked in several capacities since 1998. The Company was acquired by CanWest Global Communications and an affiliate of Goldman Sachs in 2007. Currently, Ms. Yaffe is Chair of the Nominating and Governance Committee and a member of the Salary and Organization Committee of Torstar Corporation, a public company listed on the Toronto Stock Exchange, and a member of the Audit Committee of Cineplex Entertainment LP. The units of Cineplex Galaxy Income Fund, which owns approximately 99.6% of Cineplex Entertainment LP, are traded on the Toronto Stock Exchange. Ms. Yaffe is also Vice-Chair of the Board of Governors of Ryerson University, is on the Executive Board of Governor’s of the World Wildlife Fund Canada, and the Chair of Women Against Multiple Sclerosis (Canada). In 1999, Ms. Yaffe was selected as the Canadian Women in Communications Woman of the Year, and received the Lifetime Achievement Award from Women in Film and Television in April 2000. In 2006, Ms. Yaffe was included in the Women’s Executive Network’s list of Canada’s 100 Most Powerful Women and in November 2007, she was inducted into the Canadian Association of Broadcasters’ Broadcast Hall of Fame. Ms. Yaffe is 60 years old and her place of residence is Toronto, Canada.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of common shares present at the Annual Meeting or represented by proxy is required for the election of each of the nominated directors. For purposes of this proposal, abstentions and broker non-votes will not be counted in determining the number of votes necessary for the election of each of the nominated directors.

Unless such authority is withheld, the proxies given pursuant to this solicitation will be voted FOR the election of directors. Our board of directors recommends a vote for each of the nominees.

PROPOSAL 2

RE-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the request of the Audit Committee, Ernst & Young LLP will be nominated at the Annual Meeting for re-appointment as the Company’s independent registered public accounting firm at a remuneration to be fixed by the Audit Committee. Ernst & Young LLP has been our independent registered public accounting firm since August 2001.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so, and to respond to appropriate questions from shareholders.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the common shares present at the Annual Meeting or represented by proxy is required for the re-appointment of Ernst & Young LLP as our independent registered public accounting firm. For purposes of this proposal, abstentions and broker non-votes will not be counted in determining the number of votes necessary for the re-appointment of Ernst & Young LLP as our independent registered public accounting firm.

Unless such authority is withheld, the proxies given pursuant to this solicitation will be voted FOR the re-appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company to hold office until the close of the 2010 annual general meeting of shareholders, or until a successor is appointed, at a remuneration to be determined by the Audit Committee. Our board of directors recommends their re-appointment.

INFORMATION REGARDING OUR BOARD OF DIRECTORS
AND COMMITTEES OF OUR BOARD OF DIRECTORS

Our Board of Directors held a total of fifteen meetings in fiscal 2009 (including regularly scheduled and special meetings, which were held in person or via teleconference). Each director attended at least 75% of the aggregate number of meetings of our Board of Directors and meetings of committees on which he or she served in fiscal 2009. All directors are invited, but not required, to attend the Annual General Meeting of Shareholders. All of our then current directors attended our 2008 Annual General Meeting of Shareholders in person. Harald Ludwig, our Co-Chairman, presides at the regularly scheduled executive sessions of the non-management directors.

Board Committees and Responsibilities

Our Board of Directors has a standing Audit Committee, Compensation Committee, Nominating & Corporate Governance Committee and Strategic Advisory Committee. The table below provides current membership information for our standing committees, as well as meeting information for such committees.

Audit Committee

Messrs. Paterson (Chair), Koffman and Tobin are the current members of the Audit Committee. The Audit Committee held seven meetings during fiscal 2009 (in person or via teleconference), two of which were joint meetings with the Nominating & Corporate Governance Committee. The Audit Committee is governed by a written charter adopted by our Board of Directors, as amended on June 22, 2009. The full text of the charter is available in the Investors/Governance Documents section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary.

Pursuant to its charter, the duties and responsibilities of the Audit Committee include, among other things, the following:

•	recommend to shareholders the appointment of our auditors and any termination of our auditors;

•	review the plan and scope of audits;

•	review our significant accounting policies and internal controls; and

•	have general responsibility for all audit related matters.

Our Board of Directors has determined that each member of the Audit Committee qualifies as an “independent” director under the New York Stock Exchange (the “NYSE”) listing standards and the enhanced independence standards applicable to audit committees pursuant to Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Additionally, our Board of Directors has determined that Mr. Paterson is a “financial expert” under NYSE listing standards, applicable SEC rules and Canadian securities laws, regulations, policies and instruments.

Compensation Committee

Messrs. Evrensel (Chair), Ludwig and Simm are the current members of the Compensation Committee. The Compensation Committee held seven meetings during fiscal 2009 (in person or via teleconference). Mr. Ludwig replaced Mr. Simmons as a member of the committee in September 2008. The Compensation Committee is governed by a written charter adopted by our Board of Directors, as amended on May 30, 2007. The full text of the charter is available in the Investors/Governance Documents section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary.

Pursuant to its charter, the duties and responsibilities of the Compensation Committee include, among other things, the following:

•	reviewing, evaluating and making recommendations to our Board of Directors with respect to management’s proposals regarding the Company’s overall compensation policies;

•	evaluating the performance of and reviewing and approving the level of compensation for our Chief Executive Officer and Vice Chairman;

•	in consultation with our Chief Executive Officer, considering and approving the compensation arrangements for the other executive officers and employees of the Company with compensation arrangements that meet the requirements for Compensation Committee review; and

•	reviewing and recommending for adoption by our Board of Directors incentive compensation plans and equity compensation plans and administering such plans.

The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate, but no subcommittee will have final decision-making authority on behalf of the Board of Directors unless so authorized. The Compensation Committee has no current intention to delegate any of its authority to any subcommittee. Our executive officers, including the Named Executive Officers (as defined below), do not have any role in determining the form or amount of compensation paid to the Named Executive Officers and our other senior executive officers. However, our Chief Executive Officer does make recommendations to the Compensation Committee with respect to compensation paid to the other executive officers.

Pursuant to its charter, the Compensation Committee is also authorized to retain independent compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. For fiscal 2009, the Compensation Committee utilized a detailed report created by third-party compensation firm Towers Perrin to assist it in determining compensation levels for our senior executive officers.

In the section entitled Compensation Discussion and Analysis, we provide additional discussion of the Compensation Committee’s role and responsibilities.

Our Board of Directors has determined that each member of the Compensation Committee qualifies as an “independent” director under the NYSE listing standards.

Nominating & Corporate Governance Committee

Messrs. Koffman (Chair), Simm and Simmons are the current members of the Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee held five meetings during fiscal

2009 (in person or via teleconference), two of which were joint meetings with the Audit Committee. The Nominating & Corporate Governance Committee is governed by a written charter adopted by our Board of Directors, as amended on May 29, 2008. The full text of the charter is available in the Investors/Governance Documents section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary.

Pursuant to its charter, the duties and responsibilities of the Nominating & Corporate Governance Committee include, among other things, the following:

•	developing our corporate governance system;

•	reviewing proposed new members of our Board of Directors, including those recommended by our shareholders;

•	evaluating the independence of current and prospective directors; and

•	reviewing the suitability of each member of our Board of Directors for continued service.

Our Board of Directors nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The Nominating & Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to our Board of Directors for nomination or election. In considering candidates for our Board of Directors, the Nominating & Corporate Governance Committee reviews the entirety of each candidate’s credentials. In particular, the committee’s assessment of potential candidates for election includes, but is not limited to, consideration of: (i) relevant knowledge and diversity of background and experience; (ii) understanding of the Company’s business; (iii) roles and contributions valuable to the business community; (iv) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on our Board of Directors a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (v) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings; (vi) compatibility with our Chief Executive Officer, senior management and the culture of our Board of Directors; and (vii) other factors deemed relevant.

The Nominating and Corporate Governance Committee assesses our Board of Directors’ current and anticipated strengths and needs based upon our Board of Directors’ then-current profile and the Company’s current and future needs, and screens the slate of candidates to identify the individuals who best fit the criteria listed above. During the selection process, the Nominating & Corporate Governance Committee seeks inclusion and diversity within our Board of Directors. Prior to the nomination of a new director, the Nominating and Governance Committee follows prudent practices, such as interviews of the potential nominee conducted by members of our Board of Directors and senior management.

For instructions on how shareholders may submit recommendations for director nominees to the Nominating & Corporate Governance Committee, see Shareholder Communications below.

Our Board of Directors has determined that each member of the Nominating & Corporate Governance Committee qualifies as an “independent” director under the NYSE listing standards.

Strategic Advisory Committee

Messrs. Ludwig (Chair), Amin, Paterson, Simmons and Tobin are the current members of the Strategic Advisory Committee. Mr. Mr. Simmons joined as a member of the committee in September 2008. The Strategic Advisory Committee held nine meetings during fiscal 2009 (in person or via teleconference). The Strategic Advisory Committee is responsible for reviewing the Company’s strategic plan annually, meeting with management on a periodic basis to review operations against the plan, as well as overseeing preliminary negotiations regarding strategic transactions and, when applicable, acting as a pricing and approval committee on certain transactions.

As noted above, Mr. Amin will not stand for re-election at the Meeting. We currently expect that one of our other directors will be selected to join as a member of the Strategic Advisory Committee on the date of the Meeting.

Special Committee

In March 2009, our Board of Directors created a special committee consisting of Messrs. Koffman, Ludwig, Simmons and Tobin (“independent” directors of the Company) to review and evaluate strategic alternatives and consider the best interests of all of our shareholders in light of discussions with certain Company shareholders. The Special Committee met several times during fiscal 2009. For their services on the special committee, each member earns a fee of $4,000 per month. Messrs. Ludwig and Tobin will also receive a one-time fee of $10,000 for their participation on the special committee.

Shareholder Communications

Shareholders and interested parties who would like to communicate with our Board of Directors may do so by writing to any or all non-employee directors, care of our Corporate Secretary, at either of our principal executive offices. The complete text of our Policy on Shareholder Communications is available in the Investors/Governance Documents section on our website at www.lionsgate.com. Our Corporate Secretary will log in all shareholder and interested party correspondence and forward to the director addressee(s) all communications that, in his judgment, are appropriate for consideration by the directors. Any director may review the correspondence log and request copies of any correspondence. Examples of communications that would be considered inappropriate for consideration by the directors include, but are not limited to, commercial solicitations, trivial, obscene, or profane items, administrative matters, ordinary business matters, or personal grievances. Correspondence that is not appropriate for board of director review will be handled by our Corporate Secretary. All appropriate matters pertaining to accounting or internal controls will be brought promptly to the attention of the Chairman of the Audit Committee.

Shareholder recommendations for director nominees are welcome and should be sent to our General Counsel at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404, who will forward such recommendations to the Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee will evaluate candidates recommended by shareholders in the same manner as candidates recommended by other sources, using criteria, if any, developed by the committee and approved by our Board of Directors, from time to time.

Our policy on shareholder and interested party communications may be amended at any time with the consent of the Nominating & Corporate Governance Committee.

Codes of Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to all our directors, officers and employees, and a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Each of these codes is available in the Investors/Governance Documents section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary. We will disclose on our website when there have been waivers of, or amendments to, either code that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or persons performing similar functions.

Indebtedness of Directors and Executive Officers

None of our directors or executive officers, and none of the associates or affiliates of any of the foregoing, is currently indebted to the Company or was indebted to the Company at any time since the beginning of the Company’s most recently completed fiscal year.

Director Independence

It is the policy of our Board of Directors that a majority of directors be “independent” of the Company and of the Company’s management. For a director to be deemed “independent,” our Board of Directors shall affirmatively determine that the director has no material relationship with the Company or its affiliates or any member of the senior management of the Company or his or her affiliates. In making this determination, our Board of Directors shall apply, at a minimum and in addition to any other standards for independence established under applicable statutes and regulations, the following standards, which are available in the Investors/Governance Documents section on our website at www.lionsgate.com and which may be amended or supplemented, from time to time:

•	A director who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years an executive officer of the Company will not be deemed independent. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following that employment.

•	A director who has received, or who has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), will not be deemed independent. Compensation received by a director for former service as an interim Chairman or Chief Executive Officer and compensation received by an immediate family member for service as an employee (other than an executive officer) of the Company will not be considered in determining independence under this test.

•	(A) A director who is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) a director who has an immediate family member who is a current partner of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (D) a director who was, or whose immediate family member was, within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time will not be deemed independent.

•	A director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the time serves or served on that company’s compensation committee will not be deemed independent.

•	A director who is a current employee, or whose immediate family member is a current executive officer, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, will not be deemed independent. In applying this test, both the payments and the consolidated gross revenues shall be those reported in the last completed fiscal year.

Pursuant to our Corporate Governance Guidelines, our Board of Directors undertook its annual review of director independence in May 2009. During this review, our Board of Directors considered transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates, including those reported under the heading Certain Relationships and Related Transactions below. Our Board of Directors also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. As provided in our Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is “independent.” The Nominating & Corporate Governance Committee, with assistance from counsel, regularly reviews our Corporate Governance Guidelines to ensure their compliance with Canadian law and SEC and NYSE regulations. The full text of our Corporate Governance Guidelines is available on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary.

As a result of this review, our Board of Directors affirmatively determined that each of Messrs. Bacal, Evrensel, Koffman, Ludwig, Paterson, Simm, Simmons and Tobin are “independent” of the Company and its management under our Standards for Director Independence, Canadian standards, SEC rules and regulations and the NYSE listing standards. Our Board of Directors has also affirmatively determined that Dr. Rachesky and Ms. Yaffe, who will replace Mr. Amin and Ms. May on our Board of Directors if elected at the Meeting, are “independent” of the Company and its management under our Standards for Director Independence, Canadian standards, SEC rules and regulations and the NYSE listing standards.

Director Compensation

The members of our Board of Directors who are not also our employees (“Non-Employee Directors”) are entitled to receive an annual retainer of $40,000 and an additional retainer of $15,000 if such director acts as Chairman of the Audit Committee, or $10,000 if such director acts as Chairman of the Compensation Committee, Chairman of the Nominating & Corporate Governance Committee or Chairman of the Strategic Advisory Committee. The non-employee Co-Chairman of our Board of Directors is entitled to receive an additional annual retainer. Effective April 6, 2009, the amount of the Co-Chairman annual retainer was increased from $30,000 to $52,000. In addition, each Non-Employee Director is entitled to receive a fee of $1,400 for each meeting of our Board of Directors or any committee thereof that the director attends in person or via teleconference. Moreover, each director that serves on the special committee (see Board Committees and Responsibilities — Special Committee above) earns a fee of $4,000 per month. Messrs. Ludwig and Tobin will also receive a one-time fee of $10,000 for their participation on the special committee.

The retainers and fees for the Non-Employee Directors are paid, at the director’s election, either 50% in cash and 50% in the form of our common shares or 100% in the form of our common shares, except that the additional annual retainer for our non-employee Co-Chairman is paid 50% in cash and 50% in the form of our common shares. Retainers are generally paid in two installments each year, with the number of shares to be delivered in payment of any retainer to be determined by dividing the dollar amount of the retainer to be paid in the form of common shares by the average closing price of our common shares for the last five business days prior to payment.

Our Non-Employee Directors are also granted 12,500 restricted share units upon first being elected or appointed to our Board of Directors and, effective as of September 9, 2008, an additional 12,500 restricted share units after five years of service on our Board of Directors. The restricted share units vest in annual installments over three years following the date of grant and are paid upon vesting in an equivalent number of our common shares. We require that our Non-Employee Directors hold a minimum of 10,000 common shares.

Pursuant to our policies, we also reimburse our directors for reasonable expenses incurred in the performance of their duties, including reimbursement for air travel and hotel expenses.

The following table presents information regarding the compensation paid to each of our Non-Employee Directors for services rendered during fiscal 2009. The compensation paid to Messrs. Feltheimer and Burns, each of whom is also employed by us, is presented below in the Summary Compensation table and the related explanatory tables.

DIRECTOR COMPENSATION — FISCAL 2009

					Change in
					Pension
				Non-	Value and
				Equity	Nonqualified
	Fees Earned			Incentive	Deferred
	or Paid in	Stock	Option	Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)(3)	($)(2)(3)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Mark Amin	$73,600	$—	$—	$—	$—	$—	$73,600
Norman Bacal	$59,600	$—	$6,426	$—	$—	$—	$66,026
Arthur Evrensel	$80,800	$22,348	$—	$—	$—	$—	$103,148
Morley Koffman	$89,066	$22,348	$—	$—	$—	$—	$111,414
Harald Ludwig	$133,200	$32,858	$—	$—	$—	$—	$166,058
Laurie May	$61,000	$18,926	$—	$—	$—	$—	$79,926
G. Scott Paterson	$95,600	$22,348	$—	$—	$—	$—	$117,948
Daryl Simm	$75,000	$—	$—	$—	$—	$—	$75,000
Hardwick Simmons	$79,066	$10,510	$—	$—	$—	$—	$89,576
Brian V. Tobin	$89,000	$—	$—	$—	$—	$—	$89,000

(1)	The amounts reported in column (b) represent director annual retainer, chairman fees and meeting fees earned during fiscal 2009, paid, at the director’s election, either 50% in cash and 50% in the form of our common shares, or 100% in the form of our common shares. The value of the common shares is calculated using the average closing price of our common shares for the last five business days prior to payment. Payments of common shares are made twice a year in April and October of each year. During fiscal 2009, our Non-Employee Directors who elected to receive 50% of their retainers and fees in the form of common shares received the following number of shares: Mr. Amin, 5,709 shares; Mr. Evrensel, 6,250 shares, Mr. Koffman, 6,613 shares, Ms. May, 4,790 shares, Mr. Simm, 5,785 shares, Mr. Simmons, 5,744 shares and Mr. Tobin, 5,785 shares. During fiscal 2009, our Non-Employee Directors who elected to receive 100% of their retainers and fees in the form of common shares received the following number of shares: Mr. Bacal, 9,428 shares, Mr. Ludwig, 16,642 shares and Mr. Paterson, 9,189 shares.

(2)	The amounts reported in columns (c) and (d) of the table above reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to fiscal 2009 (disregarding any estimate of forfeitures related to service-based vesting conditions). No stock awards or option awards granted to Non-Employee Directors were forfeited during fiscal 2009. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained in Note 12 to the Company’s Consolidated Financial Statements, included as part of the Company’s 2009 Annual Report on Form 10-K filed with the SEC on June 1, 2009 and incorporated herein by reference.

(3)	The following table presents the number of outstanding and unexercised option awards and the number of unvested stock awards held by each of our Non-Employee Directors as of March 31, 2009:

	Number of Shares	Number of Unvested
	Subject to Outstanding	Shares of Restricted
Director	Options as of 3/31/09	Share Units as of 3/31/09

Mark Amin	—	—
Norman Bacal	50,000	—
Arthur Evrensel	—	12,500
Morley Koffman	50,000	12,500
Harald Ludwig	—	12,500
Laurie May	—	—
G. Scott Paterson	50,000	12,500
Daryl Simm	50,000	—
Hardwick Simmons	—	—
Brian V. Tobin	—	—

Pursuant to a change in our compensation program for Non-Employee Directors, as described above, Messrs. Evrensel, Koffman, Ludwig and Paterson were each granted 12,500 restricted share units on September 9, 2008, as each of these individuals had served on our Board of Directors for at least five years as of that date. The grant date fair value of each of these awards was $9.62.

MANAGEMENT

Biographical Information

The following is a list of our executive officers followed by their biographical information (other than Messrs. Feltheimer and Burns, whose biographical information appears on page 11). Ages are as of July 1, 2009.

Name	Age	Position

Jon Feltheimer	57	Chief Executive Officer, Co-Chairman and Director
Michael Burns	50	Vice Chairman and Director
Steven Beeks	52	President and Co-Chief Operating Officer
Joseph Drake	48	Co-Chief Operating Officer and President, Motion Picture Group
James Keegan	51	Chief Financial Officer and Chief Administrative Officer
Wayne Levin	46	Executive Vice President, Corporate Operations, and General Counsel

Steven Beeks.  Mr. Beeks has been our Chief Operating Officer since April 2007, Co-Chief Operating Officer since September 2007, President since July 2006 and President of Lions Gate Entertainment Inc., our wholly owned subsidiary, since December 2003. From January 1998 until December 2003, Mr. Beeks served as President of Artisan Home Entertainment Inc.

Joseph Drake.  Mr. Drake has been our Co-Chief Operating Officer and President, Motion Picture Group, since September 2007. From March 2001 to September 2007, Mr. Drake was the President of Mandate Pictures, LLC (“Mandate Pictures”), a worldwide independent film producer, financier and distributor. We acquired Mandate Pictures in September 2007.

James Keegan.  Mr. Keegan has been our Chief Financial Officer since September 2002 and our Chief Administrative Officer since April 2002. From September 1998 to April 2002, Mr. Keegan was the Chief Financial Officer of Artisan Entertainment Inc. From April 1989 to March 1990, Mr. Keegan was Controller of Trimark Holdings, Inc. and from March 1990 to August 1998, he was the Chief Financial Officer of Trimark Holdings, Inc.

Wayne Levin.  Mr. Levin has been our Executive Vice President, Corporate Operations since February 2004. Previously, Mr. Levin had been our Executive Vice President, Legal and Business Affairs since November 2000. Mr. Levin has been our General Counsel since November 2000. Mr. Levin worked for Trimark Holdings, Inc. from September 1996 to November 2000, first as Director of Legal and Business Affairs from 1996 to 1998 and then as General Counsel and Vice President from 1998 to 2000.

Appointment of Executive Officers

Our officers are appointed and serve at the discretion of our Board of Directors. The employment agreements for the Named Executive Officers, including the salary and bonus terms of each agreement, are described in Executive Compensation Information — Description of Employment Agreements — Salary and Bonus Amounts below.

COMPENSATION DISCUSSION AND ANALYSIS

This section describes the material elements of compensation awarded to, earned by or paid to the individuals who served as our principal executive officer or our principal financial officer during fiscal 2009, and our three other most highly compensated executive officers. These individuals are listed in the Summary Compensation table below and are referred to as the “Named Executive Officers” in this proxy statement.

Our executive compensation programs are determined and approved by the Compensation Committee. Our management, however, provides recommendations to the Compensation Committee regarding our compensation programs. The recommendations include executive compensation plans, designs and strategies, performance goals and criteria for both annual and long-term incentive plans and individual compensation actions for management. Our management provides its recommendations in conjunction with, and based on information gathered from, compensation consultants and general market information as well as from internal resources, with the objective of aligning the design and operation of our compensation programs with our business strategies and objectives. None of the Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of other Named Executive Officers, except that the Compensation Committee considers the recommendations of Mr. Feltheimer in making compensation decisions for the Named Executive Officers other than himself.

Executive Compensation Program Objectives and Overview

Our executive compensation program is designed to attract, retain and motivate the senior executive talent required to ensure our success. The program also aims to support the creation of shareholder value and ensure that pay is consistent with performance.

The Compensation Committee’s general philosophy is that bonus and equity compensation should fluctuate with the Company’s success in achieving financial and other goals, and that the Company should continue to use long-term compensation such as restricted share units, share appreciation rights (“SARs”) and stock options to align shareholders’ and executives’ interests.

The Compensation Committee also reviews compensation levels to ensure they are reasonable after consideration of the executive compensation programs of similar companies. Specifically, as described below, the Company utilizes a detailed report prepared by outside consultants that maintains information on compensation levels and practices of 16 companies in the entertainment industry as a tool for compensation planning purposes.

Our current executive compensation program is based on three components, which are designed to be consistent with our compensation philosophy: (1) base salary; (2) annual incentive bonuses; and (3) long-term stock awards, including awards of restricted share units, SARs and stock options, that are subject to time-based and/or performance-based vesting. We also provide certain perquisites and personal benefits to the Named Executive Officers pursuant to their employment agreements, and severance benefits if the Named Executive Officer’s employment terminates under certain circumstances.

In structuring executive compensation packages, the Compensation Committee considers how each component of compensation promotes retention and/or motivates performance by the executive. Base salaries, perquisites and personal benefits, and severance and other termination benefits are primarily intended to attract and retain highly qualified executives. These are the elements of our executive compensation program where the value of the benefit in any given year is not dependent on performance (although base salary amounts and benefits determined by reference to base salary may increase from year to year depending on performance, among other things). We believe that in order to attract and retain top executives, we need to provide them with certain predictable compensation levels that reward their continued service. Annual incentive bonuses are primarily intended to motivate the Named Executive Officers to achieve specific strategies and operating objectives, although we believe they also help us to attract and retain top executives. Our long-term equity incentives are primarily intended to align the Named Executive Officers’ long-term interests with shareholders’ long-term interests, although we believe they also play a role in helping us to attract and retain top executives. Annual bonuses and long-term equity awards are the elements of our executive compensation program that are designed to reward performance and thus, the creation of shareholder value.

The Compensation Committee believes that performance-based compensation such as annual bonuses and long-term equity incentives play a significant role in aligning management’s interests with those of our shareholders. For this reason, these forms of compensation constitute a substantial portion of each of the Named Executive Officers’ compensation. The Compensation Committee’s philosophy has been to set the base salary levels of the Named Executive Officers at or slightly below the median salary level paid to similarly situated executives at our peer companies, with the majority of the executive’s compensation being delivered in the form of incentive compensation tied directly to shareholder value creation. In general, the Named Executive Officers’ compensation arrangements are intended to result in a majority of each executive’s total direct compensation being incentive compensation, with base salary constituting the balance of their total direct compensation. As used in this discussion, the term “total direct compensation” means the aggregate amount of the executive’s base salary, target incentive bonus, and long-term equity incentive awards based on the grant-date fair value of such awards, as determined under the accounting principles used in the Company’s financial reporting. Our compensation packages are designed to promote teamwork, initiative and resourcefulness by key employees whose performance and responsibilities directly affect our results of operations.

From time to time and as necessary, the Compensation Committee retains independent compensation consultants to help identify appropriate peer group companies and to obtain and evaluate current executive compensation data for these companies. For fiscal 2009, the Compensation Committee utilized a detailed report created by third-party compensation firm Towers Perrin to assist it in determining compensation levels for our senior executive officers. The survey included a competitive review and analysis of base salary, total cash compensation and total direct compensation for the highest 20 executive officers of the Company, matched by total compensation and level relative to the Company’s identified peer group. This peer group is periodically reviewed and updated by the Compensation Committee, to ensure that it consists of companies against which the Compensation Committee believes the Company competes for talent. For fiscal 2009, the peer group was comprised of the following 16 U.S.-based entertainment companies:

ABC	CBS Corporation
Discovery Communications, Inc.	DreamWorks Animation SKG, Inc.
Fox Network Group	HBO
Metro Goldwyn Mayer Inc.	MTV Networks
NBC Universal	Paramount Pictures Corporation
Showtime	Sony Pictures Entertainment
Turner Broadcasting	Twentieth Century Fox
The Walt Disney Company	Warner Bros.

This peer group was chosen because the Company believes that it represents the public entertainment and media-related companies with which the Company generally competes for both business and executive talent. The report provided the Compensation Committee historical and prospective total compensation components for each executive officer as compared to the peer group. The data from the report was considered by the Compensation Committee and compared with the compensation of the Company’s executive officers in evaluating the amount and proportions of base pay, annual incentive pay and long-term compensation, as well as the targeted total compensation value.

We view our current executive compensation program as one in which the individual components combine together to create a total compensation package for each Named Executive Officer that we believe achieves our compensation objectives and has a targeted value at approximately the 30th percentile of total direct compensation of the peer group companies identified above. The Compensation Committee believes that this level is appropriate as the Company is smaller than most of the peer group companies, in terms of market capitalization and market value. Because the Compensation Committee generally determines the target value of our current executive compensation program based on an assessment of the compensation paid by our peer group companies, we do not generally factor in amounts realized from prior compensation paid to the Named Executive Officers.

The Compensation Committee made its compensation decisions during fiscal 2009, including decisions with respect to the Named Executive Officers’ compensation, after review of the Towers Perrin report. As in fiscal 2008, in fiscal 2009, we remained below the median total direct executive compensation relative to the peer group.

Employment Agreements

We have entered into multi-year employment agreements with each of the Named Executive Officers. Each employment agreement specifies the annual base salary that the executive will be entitled to receive during the term of the agreement, as well as the Company benefit plans in which the executive will participate and any other perquisites that the executive will receive. In addition, each agreement sets forth the annual and long-term incentive compensation target or ranges that the executive officer will be eligible to receive, subject in all instances to the discretion of the Compensation Committee. Each agreement also specifies the post-termination benefits that will be received by each executive (including the treatment of any unvested equity awards) upon certain terminations of employment, a change in control or upon expiration of the employment agreement.

Each of these agreements was approved by the Compensation Committee and is described below under Description of Employment Agreements — Salary and Bonus Amounts. We believe that it is in the best interests of the Company to enter into multi-year employment agreements with the Named Executive Officers because the agreements foster long-term retention, while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs and rewarding individual performance. In addition, we believe that use of multi-year employment agreements assists in recruiting efforts because generally, other entertainment companies with which we compete for executive talent enter into long-term employment agreements with their executives as well.

During fiscal 2009, the Compensation Committee approved amendments to the employment agreements for Messrs. Feltheimer, Burns and Beeks, extending the terms of their agreements, and a new employment agreement for Mr. Keegan. In each case, the new arrangements provided for new equity award grants for each executive and increases in base compensation for Messrs. Feltheimer, Burns and Keegan. These changes are discussed in detail under the applicable sections of this Compensation Discussion and Analysis below. The terms of Mr. Drake’s compensation were established under an employment agreement entered into in September 2007 in connection with our acquisition of Mandate Pictures LLC.

EXECUTIVE COMPENSATION INFORMATION

Current Executive Compensation Program Elements

Base Salaries

The base salaries of the Named Executive Officers, including periodic increases, are set forth in their respective employment agreements. As noted above, the Compensation Committee believes that a significant portion of executive officers’ compensation should be in the form of incentive compensation that helps to align the interests of our executives with those of our shareholders. Accordingly, our executive officers’ salary levels are generally set below the median level of the peer group companies so that a greater percentage of our executives’ compensation may be delivered in the form of incentive compensation opportunities.

In establishing the salary levels of the Named Executive Officers and our other executive officers, the Compensation Committee assesses the executive’s past performance and expected future contributions to the Company, the executive’s salary and responsibilities relative to the other executive officers, and the salaries of similarly situated executives within our peer group companies. The Compensation Committee believes that the base salary levels of the Named Executive Officers and the other executive officers generally are reasonable in view of competitive practices, the Company’s performance and the contribution of those officers relative to that performance.

In October 2008, the Compensation Committee approved a three-year extension of the term of Mr. Feltheimer’s agreement to March 2014. His base salary level was not changed. However, commencing in October 2011, his base salary will be subject to an annual increase based on increases in a consumer price index specified in the agreement.

In approving these amendments, the Compensation Committee considered, among other things, compensation of other Named Executive Officers, the Towers Perrin report comparing compensation of chief executive officers at peer group companies, the importance of securing senior management under long term employment contracts, the Company’s performance over the past few years, the contribution of Mr. Feltheimer to such past and expected contribution to the future performance of the Company, and the desire to retain Mr. Feltheimer as our Chief Executive Officer for an additional three years.

In September 2008, the Compensation Committee approved a one-year extension of the term of Mr. Burns’ agreement to September 2011 and an increase in his base salary level to $925,000 through September 2010 and $950,000 for the twelve-month period thereafter. In approving these amendments, the Compensation Committee considered, among other things, compensation of other Named Executive Officers, the Towers Perrin report comparing compensation of similar positions at peer group companies (which reflected a base salary of less than the 10th percentile of the base salary of similar positions in the peer group companies identified), the importance of securing senior management under long term employment contracts, Mr. Burns’ contribution towards the closing of an amended and restated credit facility in July 2008, and the desire to retain Mr. Burns as our Vice Chairman for an additional year.

Finally, in January 2009, the Compensation Committee approved an employment agreement with Mr. Keegan that extended the term of his employment through April 2012 and increased his base salary level to $475,000. In approving this agreement, the Compensation Committee considered, among other things, compensation of other Named Executive Officers, the Towers Perrin report comparing compensation of chief financial officers at peer group companies (which reflected a base salary of less than the 10th percentile of base salary of similar positions in the peer group companies identified), the importance of securing senior management under long term employment contracts, Mr. Keegan’s contribution towards the closing of an amended and restated credit facility in July 2008, and the desire to retain Mr. Keegan as our Chief Financial Officer for an additional three years.

Annual Incentive Bonuses

Historically, annual incentive bonuses have been awarded to our executive officers based upon multiple performance criteria, including evaluations of personal job performance and performance measured against objective business criteria. As noted above, the Company has entered into employment agreements with each of the Named Executive Officers that generally provide for bonuses to be determined in the discretion of the Compensation Committee based on the performance measures set forth in the employment agreement.

Although annual incentive bonuses are primarily based on individual and corporate performance, in some circumstances, the Compensation Committee may provide additional discretionary bonus awards. The committee believes that discretionary bonuses, where warranted, can be effective in motivating, rewarding and retaining our executive officers.

For fiscal 2009, the Compensation Committee approved discretionary bonuses to be awarded to each of the Named Executive Officers. Generally, the bonus amounts awarded to the Named Executive Officers were 25% of the executive’s fiscal 2008 bonuses. Even though the Company reported record revenues of $1.47 billion for fiscal 2009, which included fourth quarter 2009 revenue of $463.2 million, the Company’s second best quarterly revenue performance to date, the reduction in the annual incentive bonuses reflected, in part, reported earnings before interest, income tax provision, depreciation and amortization, equity interests and gains on extinguishment of debt and the sale of equity securities (“EBITDA”) of negative $133.6 million for fiscal 2009 compared to EBITDA of negative $54.6 million for fiscal 2008, as well as the Company’s net loss of $163.0 million for the 2009 fiscal year. In light of these EBITDA results and notwithstanding the individual achievements of the Named Executive Officers identified below, the Compensation Committee determined that it would be appropriate to reduce the level of annual bonuses awarded to the Named Executive Officers for fiscal 2009 from the fiscal 2008 bonus levels. EBITDA is a non-GAAP financial measure, as defined in Regulation G promulgated by the SEC. A reconciliation of EBITDA to net income (loss) for the fiscal 2009 and fiscal 2008 was previously included in our Current Report on Form 8-K furnished with the SEC on June 1, 2009.

The bonus amounts for Messrs. Feltheimer and Burns were determined based on, among other factors, the Compensation Committee’s assessment of the Company’s performance during the fiscal year as measured by

EBITDA, total revenues, earnings, free cash flow, debt reduction, share price and other performance measures. Specifically, the Compensation Committee noted, among other things, that EBITDA was negative $133.6 million for fiscal 2009 compared to EBITDA of negative $54.6 million for fiscal 2008, the Company had a net loss of $163.0 million for fiscal 2009 compared to net loss of $73.9 for fiscal 2008, free cash flow was negative $142.8 million for fiscal 2009 compared to $136.6 million for fiscal 2008 and the Company’s stock price was $5.05 as of March 31, 2009 compared to $9.75 as of March 31, 2008. Free cash flow is a non-GAAP financial measure, as defined in Regulation G promulgated by the SEC. A reconciliation of free cash flow to net cash flows provided by (used in) operating activities for the fiscal 2009 and fiscal 2008 was previously included in our Current Report on Form 8-K furnished with the SEC on June 1, 2009. The Compensation Committee also considered, however. the contributions of Messrs. Feltheimer and Burns to the following: the closing of an amended and restated credit facility in July 2008; the acquisition of certain assets related to the TV Guide Network and the TV Guide Online (tvguide.com) business in February 2009 and the subsequent sale of 49% of such interest to One Equity Partners in May 2009; the closing of a new multi-picture, multi-year deal in April 2009 under which the Company acquired U.S. distribution rights for up to five Relativity Media productions per year; growth of the Company’s home entertainment business in fiscal 2009; growth of all segments (production, syndication, reality programming and channel) of the Company’s television business in fiscal 2009; the Company’s fourth quarter 2009 revenue of $463.2 million, its second best quarterly revenue performance to date; and the Company’s continued commitment to disciplined growth by implementation of cost cutting initiatives in order to maintain an approximate 8% to 9% overhead to revenue ratio, instead of cutting back on investments in new businesses that drive the Company’s growth, even in the current challenging economic environment. Accordingly, based on its review, the Compensation Committee approved a cash bonus of $437,500 for Mr. Feltheimer (which was 25% of his bonus for fiscal 2008, minus a $400,000 discretionary bonus granted to him in fiscal 2008) and a cash bonus of $312,500 for Mr. Burns (which was 25% of his bonus for fiscal 2008, minus a $350,000 discretionary bonus granted to him in fiscal 2008).

Mr. Beeks’ bonus was determined, in part, based on the Company’s EBITDA and the performance of the Company’s home entertainment division during the fiscal year and, in part, based on assessment by the Compensation Committee and Mr. Feltheimer of Mr. Beeks’ individual performance during the fiscal year. The Compensation Committee also considered the contribution of Mr. Beeks to the following: the Company’s home entertainment revenue grew to a record $675.6 million in the fiscal 2009, a 5% increase from $645.1 million in fiscal 2008; the Company’s digital revenue grew approximately 144% in fiscal 2009 compared to fiscal 2008; the strengthening of the Company’s library and home entertainment businesses by extension of a library agreement with Studio Canal; the closing of an agreement with Disney-ABC Domestic Television in August 2008 for the home entertainment distribution rights to select primetime series and library titles from ABC Studios; extension of a relationship with American Greetings Properties in January 2009 acquiring the exclusive North American home entertainment distribution rights to numerous titles based on the Care Bears; and completion of a first-look partnership with Comcast Entertainment Group in July 2008 under which the Company obtained the home entertainment distribution rights to popular series airing on E! Entertainment Television, The Style Network and G4. Accordingly, based on its review, the Compensation Committee approved a cash bonus of $175,000 for Mr. Beeks (which was 25% of Mr. Beeks’ bonus for fiscal 2008).

Mr. Drake’s bonus was determined, in part, based on the Company’s EBITDA and the performance of the Company’s theatrical division during the fiscal year and, in part, based on assessment by the Compensation Committee and Mr. Feltheimer of Mr. Drake’s individual performance during the fiscal year. The Compensation Committee also considered the contribution of Mr. Drake to the following: the Company’s motion picture revenue for fiscal 2009 grew to a record $1.23 billion, an increase of 7% from $1.15 billion in fiscal 2008; within the motion picture segment, the Company’s theatrical revenue was $223.3 million in fiscal 2009, an increase of 17% from $191.7 million in fiscal 2008, propelled by record fourth quarter fiscal 2009 box office revenues from titles such as Tyler Perry’s Madea Goes To Jail, My Bloody Valentine 3-D and The Haunting In Connecticut, as well as successes earlier in fiscal 2009 that included Saw V, Tyler Perry’s The Family That Preys and The Forbidden Kingdom; and the closing of a new multi-picture, multi-year deal in April 2009 under which the Company acquired U.S. distribution rights for up to five Relativity Media productions per year. Accordingly, based on its review, the Compensation Committee approved a bonus for Mr. Drake of 20,000 restricted share units subject to a three-year vesting schedule.

Mr. Keegan’s bonus was based on an assessment by the Compensation Committee and Mr. Feltheimer of Mr. Keegan’s individual performance during the fiscal year, which included review of the Company’s financial performance during the fiscal year and Mr. Keegan’s contribution towards the acquisition of certain assets related to the TV Guide Network and the TV Guide Online (tvguide.com) business in February 2009 and the subsequent sale of 49% of such interest to One Equity Partners in May 2009. Accordingly, based on its review, the Compensation Committee approved a cash bonus of $62,500 for Mr. Keegan (which was 25% of his fiscal 2008 bonus, minus a $75,000 discretionary bonus granted to him in fiscal 2008). In addition, Mr. Keegan was granted a $50,000 bonus in recognition of the closing of an amended and restated credit facility in July 2008.

In addition to their annual incentive bonus awards, Messrs. Feltheimer and Burns would be entitled to “stock price bonuses” pursuant to their employment agreements if the volume-weighted average of the median price of our common shares exceeds certain thresholds over a six-month period. We believe that the stock price bonus provides an effective incentive to these executives to enhance Company performance in a way that is directly tied to the creation of value for our shareholders. No such bonuses were granted in fiscal 2009. For more information on these bonuses, see the descriptions of the employment agreements for Messrs. Feltheimer and Burns under Description of Employment Agreements — Salary and Bonus Amounts below.

Long-Term Incentive Equity Awards

The Company believes that the long-term compensation of the Named Executive Officers and other executive officers should be directly linked to the value provided to shareholders. Therefore, we have historically made annual grants of stock options, restricted share unit awards and SARs to provide further incentives to our executives to increase shareholder value. The Compensation Committee bases its award grants to executives each year on a number of factors, including:

•	the executive’s position with the Company and total compensation package;

•	the executive’s performance of his or her individual responsibilities;

•	the equity participation levels of comparable executives at comparable companies; and

•	the executive’s contribution to the success of the Company’s financial performance.

In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of tax consequences of the grants to the individual and the Company, accounting impact and potential dilution effects.

Award grants to the Named Executive Officers are generally made by the Compensation Committee in connection with the executive’s entering into a new employment agreement with the Company. The Company typically does not grant equity-based awards to its executive officers at any other time. The award grants to each of Messrs. Beeks, Burns, Feltheimer and Keegan during fiscal 2009 were made in connection with the entering into of new or amended employment agreements with the Company, as described under Description of Employment Agreements — Salary and Bonus Amounts below.

Stock Options.  The Company makes a portion of its long-term incentive grants to the Named Executive Officers in the form of stock options, with an exercise price that is equal to the closing price of our common shares on the date of grant. Thus, the Named Executive Officers will only realize value on their stock options if our shareholders realize value on their shares. The stock options also function as a retention incentive for our executives as they vest ratably over a certain period, generally four years, after the date of grant. The Company did not grant any stock options to the Named Executive Officers in fiscal 2009.

Share Appreciation Rights.  The Company also makes a portion of its long-term incentive grants to the Named Executive Officers in the form of SARs. Upon exercise of a SAR, the holder receives a cash payment equal to the excess, if any, of the fair market value of our common shares on the date of exercise of the SAR over the base price of the SAR. Because the base price of the SAR is equal to the closing price of our common shares on the grant date, SARs provide the same incentives as stock options because the holder will only realize value on their SARs if our share price increases after the date of grant. The SARs also function as a retention incentive for our executives as they vest ratably over a certain period after the date of grant.

In February 2009, the Company granted Mr. Beeks 850,000 SARs that vest in three equal installments beginning on February 5, 2010. The number of SARs granted to Mr. Beeks was negotiated as part of the amendment of his employment agreement, with the vesting schedule of the SARs being based on the term of his employment agreement. In determining the number of SARs to be subject to the grant, the Compensation Committee considered among other things, compensation of other Named Executive Officers, the Towers Perrin report comparing compensation of similar positions at peer group companies, and the decrease in value and the number of SARs previously granted to Mr. Beeks upon their expiration in 2009.

Time-Based Restricted Share Units.  The Company also grants long-term incentive awards to the Named Executive Officers in the form of restricted share units that are subject to time-based vesting requirements. Awards of time-based restricted share units vest over a period of several years following the date of grant and, upon vesting, are paid in our common shares. Thus, the units are designed both to link executives’ interests with those of our shareholders as the units’ value is based on the value of our common shares and to provide a long-term retention incentive for the vesting period, as they generally have value regardless of stock price volatility.

In October 2008, the Company granted Mr. Feltheimer 458,036 time-vesting restricted share units that vest in three equal annual installments beginning March 31, 2012. The vesting schedule of the time-based restricted share units was based on the term of his employment agreement (which units will be fully vested at the end of such term). In addition, on the first day following each three month anniversary of October 8, 2008 that occurs during the term of Mr. Feltheimer’s employment agreement, he will receive a number of fully vested common shares equivalent to $250,000, calculated using the closing price of our common shares on the last trading day immediately prior to the respective grant date. In determining the levels of these grants to Mr. Feltheimer, the Compensation Committee considered, among other things, compensation of other Named Executive Officers, the Towers Perrin report comparing compensation of Chief Executive Officers at peer group companies, the importance of securing senior management under long term employment contracts, the Company’s performance over the past few years, the contribution of Mr. Feltheimer to such past and expected contribution to the future success of the Company, and the desire to retain Mr. Feltheimer as our Chief Executive Officer for an additional three years. Additionally, the time-based restricted share units (and the performance-based restricted share units described below) represent three fourths (3/4) of the value of options and restricted share units granted to Mr. Feltheimer for his previous four- year employment term.

In September 2008, the Company granted Mr. Burns 137,143 time-vesting restricted share units that vest in three equal annual installments beginning September 1, 2009. The vesting schedule of the time-based restricted share units was based on the term of his employment agreement (which units will be fully vested at the end of such term). In determining the levels of these grants to Mr. Burns, the Compensation Committee considered, among other things, compensation of other Named Executive Officers, the Towers Perrin report comparing compensation of similar positions at peer group companies, the importance of securing senior management under long term employment contracts, Mr. Burns’ contribution towards the closing of an amended and restated credit facility in July 2008, and the desire to retain Mr. Burns as our Vice Chairman for an additional year. Additionally, the time-based restricted share units (and the performance-based restricted share units described below) represent one fourth (1/4) of the value of options and restricted share units granted to Mr. Burns for his previous four-year employment term.

In January 2009, the Company granted Mr. Keegan 60,000 time-vesting restricted share units that vest in three equal annual installments beginning on February 5, 2010. The vesting schedule of the time-based restricted share units was based on the term of the executive’s employment agreement (which units will be fully vested at the end of such term). In determining the number of share units to be subject to the grant, the Compensation Committee considered, among other things, compensation of other Named Executive Officers, the Towers Perrin report comparing compensation of Chief Financial Officers at peer group companies, the importance of securing senior management under long term employment contracts, Mr. Keegan’s contribution towards the closing of an amended and restated credit facility in July 2008, and the desire to retain Mr. Keegan as our Chief Financial Officer for the next three years.

Performance-Based Restricted Share Units.  The Company also grants long-term incentive awards to the Named Executive Officers in the form of performance-based restricted share units. The performance unit awards cover multiple years, with a percentage of the units subject to the award becoming eligible to vest each year based on the Company’s and the individual’s actual performance during that year relative to performance goals established by the Compensation Committee. Thus, the performance units are designed both to motivate executives to maximize the Company’s performance each year and to provide a long-term retention incentive for the entire period covered by the award.

In October 2008, the Company granted Mr. Feltheimer 458,035 performance-vesting restricted share units that vest in three equal annual installments beginning March 31, 2012 (subject to satisfaction of annual performance targets approved by the Compensation Committee for the relevant period or on a sliding scale basis if the performance targets have not been fully met for a particular year). The factors relied on by the Compensation Committee in determining the levels for this grant are described above under Time-Based Restricted Share Units.

In September 2008, the Company granted Mr. Burns 137,142 performance-vesting restricted share units that vest in three equal annual installments beginning September 1, 2009 (subject to satisfaction of annual performance targets approved by the Compensation Committee for the relevant period or on a sliding scale basis if the performance targets have not been fully met for a particular year). The factors relied on by the Compensation Committee in determining the levels for this grant are described above under Time-Based Restricted Share Units.

For outstanding performance-based restricted unit awards held by Messrs. Beeks and Drake that were eligible to vest during fiscal 2009, the Compensation Committee determined that the vesting of these units would be triggered upon achievement of 80% of our annual budget for the applicable twelve-month performance period, which is measured by EBITDA, revenue and free cash flow for that performance period. The Committee believes that a target of 80% reflects an appropriately difficult yet achievable level of performance for payouts of performance-based restricted unit awards, based on, among other things, the difficulty in projecting film and television revenues due to the volatility of various market segments and the nature of the feature film business. Thereafter, performance-based restricted share units vest on a sliding scale basis based on the actual achievement of the annual budget for that particular performance period.

For outstanding performance-based restricted share unit held by Messrs. Feltheimer and Burns that were eligible to vest during fiscal 2009, the Compensation Committee selected the following performance criteria to determine the number of these units that would vest for the applicable twelve-month performance period: assessing whether deals or acquisitions are accretive by examining post-transaction multiples or results, as the case may be, stock price in comparison to the market and other media companies, annual revenue growth, performance of acquisitions over time and their value-added nature, free cash flow, cash management and management of cost of capital, achievement of pre-tax net income targets (adjusting for growth opportunities) and return on equity and gross margin (whenever comparables are appropriate, in order to assess the Company’s marketplace performance versus those measures at year end).

Even though the Company reported record revenues of $1.47 billion for fiscal 2009, which included fourth quarter 2009 revenue of $463.2 million, the Company’s second best quarterly revenue performance to date, the Compensation Committee determined that none of the performance-based restricted share units held by the Named Executive Officers that were eligible to vest during fiscal 2009 would vest due, in part, to the Company reporting EBITDA of negative $133.6 for fiscal 2009 million compared to EBITDA of negative $54.6 million for fiscal 2008, as well as the Company’s net loss of $163.0 million for the 2009 fiscal year (which was primarily attributable to the underperformance of theatrical releases in the second and third fiscal quarters of 2009 and a charge of $36.1 million taken on the Company’s North American DVD distribution of HIT Entertainment Inc.’s family entertainment titles).

For more information on the equity-based awards granted to the Named Executive Officers during fiscal 2009, see the Grants of Plan-Based Awards table and accompanying narrative below.

Severance and Other Benefits Upon Termination of Employment

The Company believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for the Named Executive Officers under their respective employment agreements. The Compensation Committee evaluates the level of severance benefits to provide a Named Executive Officer on a case-by-case basis, and, in general, we consider these severance protections an important part of an executive’s compensation and consistent with competitive practices.

As described in more detail under Potential Payments Upon Termination or Change in Control below, the Named Executive Officers would be entitled under their employment agreements to severance benefits in the event of a termination of employment by the Company without cause (and, in the case of Messrs. Feltheimer and Drake, for good reason). The Company has determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with the Company and as part of their overall compensation package. The severance benefits for these executives are generally determined as if they continued to remain employed by the Company through the remainder of the term covered by their employment agreement.

The Company also believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide certain Named Executive Officers with enhanced severance benefits if their employment is terminated by the Company without cause or, in certain cases, by the executive in connection with a change in control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause, and because we believe that in the context of a change in control, potential acquirors would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

We do not believe that the Named Executive Officers should be entitled to receive their cash severance benefits merely because a change in control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment. Under their respective employment agreements, certain of the Named Executive Officers would be entitled to accelerated vesting of their outstanding equity awards automatically on a change in control of the Company.

Perquisites and Other Benefits

We provide certain Named Executive Officers with limited perquisites and other personal benefits, such as a car allowance, life insurance policy contributions and club membership dues that the Compensation Committee believes are reasonable and consistent with our overall compensation program, to better enable us to attract and retain superior employees for key positions. Additionally, we own an interest in an aircraft through a fractional ownership program for use related to film promotion and other corporate purposes. This enables our executive officers and other service providers to fly more efficiently and to conduct business in privacy while traveling. As we own an interest in and maintain this aircraft for business purposes, we believe it is reasonable to afford limited personal use of the aircraft consistent with regulations of the Internal Revenue Service, the SEC and the Federal Aviation Administration. Mr. Feltheimer reimburses the Company for a substantial amount of the costs incurred for his limited personal use of the aircraft. All of these perquisites are reflected in the All Other Compensation column of the Summary Compensation table and the accompanying footnotes below.

Section 409A Amendments to Employment Agreements in Fiscal 2009

In December 2008, the Company amended the employment agreements with each of the Named Executive Officers to comply with the IRS’s deferred compensation rules under Section 409A of the Internal Revenue Code. These amendments did not increase the intended benefits to the executives under these agreements.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and certain other executive officers unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program (including the stock options granted to the Named Executive Officers, as described above) satisfies the requirements for exemption from the $1,000,000 deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of the Company and its shareholders.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate the report by reference in that filing.

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the three non-employee directors named at the end of this report, each of whom is independent as defined by the NYSE listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement to be filed with the SEC.

Compensation Committee of the Board of Directors

Arthur Evrensel (Chair)
Harald Ludwig
Daryl Simm

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Evrensel and Simm were members of the Compensation Committee during all of fiscal 2009. Mr. Ludwig replaced Mr. Simmons as a member of the Compensation Committee in September 2008. No member who served on the Compensation Committee at any time during fiscal 2009 is or has been a former or current executive officer of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended March 31, 2009.

EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

The Summary Compensation table below quantifies the value of the different forms of compensation earned by or awarded to our Chief Executive Officer and Chief Financial Officer and the three most highly compensated executive officers other than our Chief Executive Officer and Chief Financial Officer for the 2009 fiscal year (the “Named Executive Officers”). The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual bonus, and long-term equity incentives consisting of stock options, restricted share units and SARs, as applicable. The Named Executive Officers also received the other benefits listed in column (i) of the Summary Compensation table, as further described in footnote 3 to the table.

The Summary Compensation table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of the stock options, restricted share unit awards and SARs granted in fiscal 2009, provide information regarding the long-term equity incentives awarded to the Named Executive Officers in fiscal 2009. The Outstanding Equity Awards at Fiscal Year End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

SUMMARY COMPENSATION — FISCAL 2007, 2008 AND 2009

								Nonqualified
							Non-Equity	Deferred
				Stock	Option		Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards		Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(2)		($)	($)	($)(3)	($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)

Jon Feltheimer	2009	1,200,000	437,500	1,312,657	1,068,431		0	0	98,078	4,116,666
Co-Chairman and Chief	2008	1,200,000	2,150,000	1,910,350	1,071,358		0	0	63,051	6,394,759
Executive Officer	2007	850,000	800,000	874,748	755,561		0	0	15,424	3,297,740
Michael Burns	2009	844,792	312,500	1,454,096	992,358		0	0	17,552	3,621,298
Vice Chairman	2008	750,000	1,600,000	2,182,574	995,077		0	0	17,188	5,544,839
	2007	645,833	550,000	877,319	349,752		0	0	18,676	2,443,587
Steven Beeks	2009	750,000	175,000	642,430	468,669	(4)	0	0	12,060	2,048,159
President and Co-Chief	2008	600,000	700,000	1,178,155	(1,280,203	)(4)	0	0	12,311	1,210,263
Operating Officer	2007	575,000	650,000	71,389	1,845,465		0	0	2,716	3,146,577
Joseph Drake	2009	850,000	0 (5)	484,050	369,897		0	0	4,220	1,708,167
Co-Chief Operating Officer and President, Motion Picture Group
James Keegan	2009	448,958	112,500	93,603	0		0	0	4,025	659,086
Chief Financial Officer	2008	423,958	325,000	82,901	0		0	0	3,856	835,715
	2007	398,750	100,000	55,815	0		0	0	2,716	559,288

(1)	For a description of the performance criteria and other factors used to determine these bonus amounts, see Compensation Discussion and Analysis above and the description of each Named Executive Officer’s employment agreement with the Company under Description of Employment Agreements — Salary and Bonus Amounts below.

(2)	The amounts reported in columns (e) and (f) of the table above reflect the aggregate dollar amounts recognized for stock awards and option awards respectively, for financial statement reporting purposes with respect to the applicable fiscal year (disregarding any estimate of forfeitures related to service-based vesting conditions). No stock awards or option awards to Named Executive Officers were forfeited during fiscal 2009. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained in Note 12 to the Company’s Audited Consolidated Financial Statements, included as part of the Company’s 2009 Annual Reports filed on Form 10-K filed with the SEC on June 1, 2009, which discussion is incorporated herein by reference.

(3)	The following table outlines the amounts included in All Other Compensation in column (i) of the Summary Compensation table for the Named Executive Officers in fiscal 2009:

						Tax
			Term Life			Payments
			Insurance			for
		401(k)	Premiums	Automobile	Miscellaneous	Disability
Name	Year	Contribution	(a)	Allowance	(b)	Benefits	Total

Jon Feltheimer	2009	$1,000	$3,930	—	$91,668	$1,480	$98,078
Michael Burns	2009	$1,000	$1,740	$13,332	—	$1,480	$17,552
Steven Beeks	2009	$1,000	$1,740	—	$7,840	$1,480	$12,060
Joseph Drake	2009	$1,000	$1,740	—	—	$1,480	$4,220
James Keegan	2009	$1,000	$1,740	—	—	$1,480	$4,025

(a)	The Company is not the beneficiary of the life insurance policies, and the premiums that the Company pays are taxable as income to the applicable officer. This insurance is not split-dollar life insurance.

(b)	For Mr. Feltheimer, the amount in this column for fiscal 2009 includes $25,586 in club membership dues and $66,082 in incremental costs for the personal use of the Company-leased aircraft (net of approximately $65,624 reimbursed to the Company by Mr. Feltheimer). Personal use of the aircraft is valued using an incremental cost method that takes into account variable cost per flight hour, as well as other direct operating costs to the Company, including fuel costs, crew fees and travel expenses, trip-related repairs and maintenance, landing fees and other direct operating costs. Incremental costs do not include certain fixed costs that do not change based on usage (e.g., maintenance not related to personal trips, flight crew salaries and depreciation). For Mr. Beeks, the amount in this column for fiscal 2009 is for club membership dues.

(4)	This amount reflects the reversal for fiscal 2009 of $137,815 and for fiscal 2008 of $1,707,650 of expense that had previously been recorded in the Company’s 2007 consolidated financial statements in connection with certain cash-based SARs granted to Mr. Beeks in February 2004. Pursuant to SEC rules, in this Summary Compensation table, only the portion of the expense previously reported in the Summary Compensation tables included in the Company’s prior proxy statements is shown as being reversed. The assumptions used to value the SARs for accounting purposes are referred to in footnote (2) above.

(5)	As described in the Compensation Discussion and Analysis above, the Compensation Committee determined that Mr. Drake’s bonus for fiscal 2009 would be paid in the form of a grant of 20,000 restricted stock units subject to a three-year vesting schedule. Because the grant was made during fiscal 2010, the grant will be reported in the Grants of Plan-Based Awards table included in the Company’s proxy statement for the 2010 annual meeting of shareholders.

Description of Employment Agreements — Salary and Bonus Amounts

We have entered into employment agreements with each of the Named Executive Officers. These employment agreements, including the salary and bonus terms of each agreement, are briefly described below. Provisions of these agreements relating to outstanding equity incentive awards and post-termination of employment benefits are discussed below under the applicable sections of this proxy statement.

Jon Feltheimer.  We entered into an employment agreement with Mr. Feltheimer effective September 20, 2006, as amended on September 18, 2008 and October 8, 2008. The agreement provides that Mr. Feltheimer will serve as our Chief Executive Officer for a term that ends March 31, 2014. Mr. Feltheimer’s annual base salary under the agreement is $1,200,000 but, commencing October 8, 2011, his salary will increase in the same proportion as the proportional difference between the “Consumer Price Index for Urban Wage Earners All Items (Los Angeles-Riverside-Orange County, CA),” published by the United States Department of Labor, Bureau of Labor Statistics (the “CPI”) in effect on March 1 of the preceding year and the CPI in effect as of October 8, 2011 and as of each successive anniversary of such date during the term of the agreement. Mr. Feltheimer is entitled to an annual discretionary bonus determined by the Compensation Committee, based on certain criteria set forth in the agreement, with an informal target bonus of 100% of his base salary. In addition, Mr. Feltheimer will be entitled to receive a stock price bonus of $750,000 if the volume-weighted average of our median stock price exceeds $13.00, $16.00 or $19.00 for a period of six consecutive months (for a maximum total bonus of $2,250,000 if all three stock price values are met). The agreement also provides for Mr. Feltheimer to participate in the Company’s usual benefit programs for senior executives.

Michael Burns.  We entered into an employment agreement with Mr. Burns effective September 1, 2006, as amended on September 22, 2008. The agreement provides that Mr. Burns will serve as our Vice Chairman for a term that ends September 1, 2011. Mr. Burns’ annual base salary under the agreement increased from $750,000 to $925,000 from September 10, 2008 through September 1, 2010, and will increase to $950,000 from September 2, 2010 through September 1, 2011. Mr. Burns is entitled to an annual discretionary bonus, recommended by our Chief Executive Officer and determined by the Compensation Committee, based on certain criteria set forth in the agreement, with an informal target bonus of 100% of his base salary. In addition, Mr. Burns will be entitled to receive a stock price bonus of $600,000 if the volume-weighted average of our median stock price exceeds $13.00, $16.00 or $19.00 for a period of six consecutive months (for a maximum total bonus of $1,800,000 if all three stock price values are met). The agreement also provides for Mr. Burns to participate in the Company’s usual benefit programs for senior executives.

Steven Beeks.  We entered into an employment agreement with Mr. Beeks effective April 1, 2007, as amended on December 15, 2008 and February 6, 2009. The agreement provides that Mr. Beeks will serve as our President and Chief Operating Officer for a term that ends April 1, 2012. Mr. Beeks’ annual base salary under the agreement was $600,000 through March 31, 2008, and increased thereafter to $750,000 for the remainder of the term. Mr. Beeks is entitled to an annual performance bonus at the full discretion of our Chief Executive Officer, in consultation with the Compensation Committee. In addition, Mr. Beeks is entitled to receive an annual “EBITDA bonus” of either 12.5% or 25% of his annual base salary if the Company attains 105% or 115%, respectively, of an EBITDA target established by the Company for the applicable fiscal year. The agreement also provides for Mr. Beeks to participate in the Company’s usual benefit programs for its employees.

Joseph Drake.  We entered into an employment agreement with Mr. Drake effective September 10, 2007. The agreement provides that Mr. Drake will serve as our Co-Chief Operating Officer and President, Motion Picture Group, for a term that ends September 10, 2012. Mr. Drake’s annual base salary under the agreement is $850,000. Mr. Drake is entitled to an annual performance bonus at the full discretion of our Chief Executive Officer (in consultation with the Compensation Committee) which, for the first three years of his employment term only, can be up to $200,000. In addition, Mr. Drake is entitled to receive an annual bonus of either 12% or 23.5% of his annual base salary if the Company attains 105% or 115%, respectively, of an EBITDA target established by the Company for the applicable fiscal year. The agreement also provides for Mr. Drake to participate in the Company’s usual benefit programs for its employees.

James Keegan.  On January 14, 2009, we entered into an employment agreement with Mr. Keegan to continue to serve as our Chief Financial Officer for a term commencing April 16, 2009 and ending April 15, 2012. Pursuant to the agreement, Mr. Keegan will receive an annual base salary of $475,000. Mr. Keegan is also entitled to annual performance bonuses at the full discretion of our Chief Executive Officer, in consultation with the Compensation Committee, and to participate in the Company’s usual benefit programs for its employees.

Grants of Plan-Based Awards

The following table presents information regarding the equity incentive awards granted to the Named Executive Officers during fiscal 2009. Each of these awards was granted under the Lions Gate Entertainment Corp. 2004 Performance Incentive Plan (the “2004 Plan”).

GRANTS OF PLAN-BASED AWARDS — FISCAL 2009

								All
								Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant Date
		Estimated Future Payouts						Number of	Number of	or Base	Fair Value
		Under Non-Equity Incentive			Estimated Future Payouts Under			Shares of	Securities	Price of	of Stock and
		Plan Awards			Equity Incentive Plan Awards			Stock or	Underlying	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Jon Feltheimer	10/8/2008	—	—	—	—	458,036	—	—	—	—	2,313,082
	10/8/2008	—	—	—	—	—	—	458,036	—	—	2,313,082
	10/8/2008	—	—	—	—	—	—	754,724	—	—	5,547,222	(2)
Michael Burns	9/22/2008	—	—	—	—	137,142	—	—	—	—	835,198
	9/22/2008	—	—	—	—	—	—	137,143	—	—	835,198
Steven Beeks	2/5/2009	—	—	—	—	—	—	—	850,000	$5.45	1,959,250
Joseph Drake	—	—	—	—	—	—	—	—	—	—	—
James Keegan	2/5/2009	—	—	—	—	—	—	60,000	—	—	327,000

(1)	The amounts reported in column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in column (l), please see footnote (2) to the Summary Compensation table.

(2)	As per the terms of his employment agreement dated October 8, 2008, Mr. Feltheimer will be entitled to receive, on the first day following each three month anniversary of October 8, 2008 that occurs during the term of the agreement and subject to regulatory approval, if required, a number of our common shares equivalent to $250,000, calculated using the closing price of our common shares on the last trading day immediately prior to the respective quarterly issuance date. The amount reported in column (i) represents the projected number of our common shares that would be delivered through the remainder of the term based on the $7.35 closing price of our common shares on October 8, 2008, and the amount reported in column (l) represents the fair value of such award through the term of the agreement. The first installment of 46,382 shares was issued on January 9, 2009.

Description of Plan-Based Awards

Each of the equity-based awards reported in the Grants of Plan-Based Awards table was granted under, and is subject to, the terms of the 2004 Plan. The 2004 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provisions to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

Under the terms of the 2004 Plan, if there is a change in control of the Company, each Named Executive Officer’s outstanding awards granted under the plan will generally become fully vested and, in the case of options and SARs, exercisable, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. Any options and SARs that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be canceled in exchange for the right to receive a cash payment in connection with the change in control transaction.

As described below under Potential Payments Upon Termination or Change in Control, certain options, restricted share unit awards and SARs granted to the Named Executive Officers during fiscal 2009 are subject to accelerated vesting under the terms of their respective employment agreements in the event of a change in control of the Company and/or the termination of their employment under certain circumstances.

Restricted Share Units

Columns (g) and (i) in the table above report awards of restricted share units granted to the Named Executive Officers in fiscal 2009. Each restricted share unit represents a contractual right to receive one of our common shares. The Named Executive Officer does not have the right to vote or dispose of the restricted share units, but does have the right to receive cash payments as dividend equivalents based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid restricted share units then subject to the award. Such payments are made at the same time the related dividends are paid to the Company’s shareholders generally.

Time-Based Units.  Column (i) in the table above reports awards of restricted share units granted to the Named Executive Officers in fiscal 2009 that are subject to time-based vesting requirements. Other than the “Quarterly Grants” to Mr. Feltheimer described below, the restricted share units granted to each of Messrs. Feltheimer, Burns and Keegan reported in this column are subject to a three-year vesting schedule provided that, in each case, the officer continues to be employed with the Company through the vesting date. See the footnotes to the Outstanding Equity Awards at Fiscal 2009 Year-End table below for more information on the specific vesting dates of these awards.

Performance-Based Units.  Column (g) of the table above reports awards of restricted share units granted to each of Messrs. Feltheimer and Burns in fiscal 2009 that are eligible to vest based on the Company’s performance over a specified period of time relative to certain preestablished goals. Up to one-third of the total number of restricted share units subject to the award are eligible to vest during each of the three performance years covered by the award. The performance period for Mr. Feltheimer’s award runs from April 1, 2011 through March 31, 2014, while the performance period for Mr. Burns’ award runs from September 2, 2008 through September 1, 2011. In general, the number of restricted share units that vest each year is determined based on the Company’s performance during the applicable year, but the Compensation Committee has discretion to provide that the units may vest even if the performance goals are not met or that any units that do not vest based on the Company’s performance for a particular year will be eligible to vest based on the Company’s performance in a subsequent year. For more information on these awards, please see the Compensation Discussion and Analysis above.

Quarterly Grants.  In October 2008, Mr. Feltheimer was granted the right to receive, on the first day following each three month anniversary of October 8, 2008 that occurs during the term of his employment agreement and subject to regulatory approval, if required, a number of our common shares equivalent to $250,000, calculated using the closing price of our common shares on the last trading day immediately prior to the respective quarterly issuance date. If shareholder or regulatory approval of any such quarterly issuance is necessary and is not obtained, Mr. Feltheimer will receive alternative commensurate compensation to be negotiated in good faith. As noted above, the term of Mr. Feltheimer’s employment agreement is scheduled to end on March 31, 2014.

Share Appreciation Rights

Column (j) of the table reports SARs granted to Mr. Beeks in fiscal 2009 that vest in three equal installments. The SARs entitle Mr. Beeks to receive, upon exercise of the SAR, a cash payment equal to the amount by which the trading price of our common shares on the exercise notice date exceeds the SARs’ base price of $5.45, multiplied by the number of SARs exercised. The SARs vest in three equal annual installments beginning on February 5, 2010 and have a maximum term of five years. However, vested SARs may terminate earlier in connection with a change in control transaction or a termination of Mr. Beeks’ employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the SARs will immediately terminate upon a termination of Mr. Beeks’ employment, and he will generally have six months to exercise the vested SARs following a termination of employment. The SARs (whether or not vested) will immediately terminate if Mr. Beeks is terminated by us for cause. See Current Executive Compensation Program Elements Long-Term Incentive Equity Awards — Share Appreciation Rights above for more information on this award.

Outstanding Equity Awards

The following table presents information regarding the outstanding equity awards held by each of the Named Executive Officers as of March 31, 2009, including the vesting dates for the portions of these awards that had not vested as of that date.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

	Option Awards						Stock Awards
													Equity
											Equity		Incentive
				Equity							Incentive		Plan Awards:
				Incentive							Plan Awards:		Market or
				Plan					Market		Number of		Payout Value
				Awards:			Number of		Value of		Unearned		of Unearned
	Number of	Number of		Number of			Shares or		Shares or		Shares, Units		Shares, Units
	Securities	Securities		Securities			Units of		Units of		or Other		or Other
	Underlying	Underlying		Underlying	Option		Stock That		Stock That		Rights That		Rights That
	Unexercised	Unexercised		Unearned	Exercise	Option	Have Not		Have Not		Have Not		Have Not
	Options (#)	Options (#)		Options	Price	Expiration	Vested		Vested		Vested		Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)(1)		(#)		($)(1)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)		(i)		(j)

Jon Feltheimer	525,000	525,000	(2)	—	10.04	9/20/2016	—		—		—		—
	—	—		—	—	—	618,036	(3)	3,121,082		—		—
	—	—		—	—	—	—		—		618,036	(4)	3,121,082
	—	—		—	—	—	1,048,955	(5)	5,297,222	(5)	—		—
Michael Burns	525,000	525,000	(6)	—	9.31	9/11/2016	—		—		—		—
	—	—		—	—	—	303,809	(7)	1,534,235		—		—
	—	—		—	—	—	—		—		303,809	(8)	1,534,235
Steven Beeks	—	850,000	(9)	—	5.45	2/15/2014	—		—		—		—
	106,250	318,750	(10)	—	11.75	5/30/2017	—		—		—		—
	—	—		—	—	—	159,375	(11)	804,844		—		—
	—	—		—	—	—	—		—		106,250	(12)	536,563
Joseph Drake	100,000	400,000	(13)	—	9.22	9/10/2017	—		—		—		—
	—	—		—	—	—	262,500	(14)	1,325,625		—		—
	—	—		—	—	—	—		—		262,500	(15)	1,325,625
James Keegan	—	—		—	—	—	68,333	(16)	345,082		—		—

(1)	The dollar amounts shown in columns (h) and (j) are determined by multiplying the number of shares or units reported in columns (g) and (i), respectively, by $5.05, the closing price of our common shares on March 31, 2009 (the last trading day of fiscal 2009).

(2)	The unvested portion of this award is scheduled to vest in two equal installments on September 20, 2009 and September 20, 2010.

(3)	Of these time-based share units, 160,000 are scheduled to vest in two equal installments on September 20, 2009 and September 20, 2010 and 458,036 are scheduled to vest in three equal installments on March 31, 2012, March 31, 2013 and March 31, 2014.

(4)	Of these performance-based share units, 80,000 are eligible to vest in equal installments on March 31, 2010 and March 31, 2011, and 458,037 are scheduled to vest in three equal installments on March 31, 2012, March 31, 2013 and March 31, 2014, based on the Company’s performance for the respective ending fiscal year.

(5)	As per the terms of an amendment to employment agreement dated October 8, 2008, Mr. Feltheimer has the right to receive, on the first day following each three month anniversary of October 8, 2008 that occurs during the term of the agreement and subject to regulatory approval, if required, a number of our common shares equivalent to $250,000, calculated using the closing price of our common shares on the last trading day immediately prior to the respective quarterly issuance date. The amount reported in column (g) represents the projected number of our common shares that would be delivered through the remainder of the term based on the $5.05 closing price of our common shares on March 31, 2009, and the amount reported in column (h) represents the value of such award through the term of the agreement.

(6)	The unvested portion of this award is scheduled to vest in two equal installments on September 1, 2009 and September 1, 2010.

(7)	Of these time-based share units, 166,666 are scheduled to vest in two equal installments on September 1, 2009 and September 1, 2010, and 137,143 are scheduled to vest in three equal installments on September 1, 2009, September 1, 2010 and September 1, 2011.

(8)	Of these performance-based share units, 166,666 are eligible to vest in equal installments on September 1, 2009 and September 1, 2010, and 137,142 are eligible to vest in three equal installments on each of September 1, 2009, September 1, 2010 and September 1, 2011, based on the Company’s performance for the respective prior fiscal year.

(9)	Represents an award of share appreciation rights that are payable in cash upon exercise. These share appreciation rights are scheduled to vest in three equal installments on February 5, 2010, February 5, 2011 and February 5, 2012.

(10)	The unvested portion of this award is scheduled to vest in three equal installments on May 30, 2009, May 30, 2010 and May 30, 2011.

(11)	Includes time-based share units that are scheduled to vest in three equal installments on May 30, 2009, May 30, 2010 and May 30, 2011.

(12)	Includes performance-based share units eligible to vest in equal installments on March 31, 2010 and March 31, 2011, based on the Company’s performance for the respective ending fiscal year.

(13)	The unvested portion of this award is scheduled to vest in four equal installments on September 10, 2009, September 10, 2010, September 10, 2010 and September 10, 2012.

(14)	Includes time-based share units that are scheduled to vest in four equal installments on September 10, 2009, September 10, 2010, September 10, 2011 and September 10, 2012.

(15)	Includes performance-based share units, 105,000 which are eligible to vest on September 10, 2009 and 157,500 which are eligible to vest in three equal installments on September 10, 2010, September 10, 2011 and September 10, 2012, based on the Company’s performance for the respective ending fiscal year.

(16)	Of these time-based share units, 8,333 are scheduled to vest on June 13, 2009 and 60,000 are scheduled to vest in three equal installments on February 5, 2010, February 5, 2011 and February 5, 2012.

Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options by the Named Executive Officers during fiscal 2009 and on the vesting during fiscal 2009 of other stock awards previously granted to the Named Executive Officers.

OPTION EXERCISES AND STOCK VESTED — FISCAL 2009

	Option Awards			Stock Awards
	Number of Shares	Value Realized		Number of Shares	Value Realized
	Acquired on Exercise	on Exercise		Acquired on Vesting	on Vesting
Name	(#)	($)(1)		(#)	($)(1)
(a)	(b)	(c)		(d)	(e)

Jon Feltheimer	373,000	2,543,860		136,382	1,102,200
Michael Burns	400,000	2,822,743		193,334	1,898,940
Steven Beeks	850,000	374,000	(2)	63,125	621,881
Joseph Drake	—	—		—	—
James Keegan	—	—		8,334	82,173

(1)	Except as otherwise noted below, the dollar amounts shown in column (c) above for option awards are determined by multiplying (i) the number of our common shares to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common shares on the date of exercise and the exercise price of the options. The dollar amounts shown in column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common shares on the vesting date.

(2)	Amount represents a cash payment to Mr. Beeks upon the exercise of fully vested and exercisable share appreciation rights.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment with us and/or a change in control of the Company pursuant to the terms of their respective employment agreements with the Company. In addition to the benefits described below, outstanding equity-based awards held by the Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of the Company under the terms of our 2004 Plan, as noted under Grants of Plan-Based Awards above.

Jon Feltheimer

Severance Benefits — Termination of Employment.  In the event Mr. Feltheimer’s employment is terminated during the employment term either by us without cause or by Mr. Feltheimer for good reason (as those terms are defined in the employment agreement), Mr. Feltheimer will be entitled to severance pay equal to the present value (using the then prevailing rate of interest charged to us by our principal lender as the discount rate) of his base salary for the remainder of the term of the employment. In addition, the stock options and time-based restricted share units granted to Mr. Feltheimer pursuant to his employment agreement, along with the next installment of his performance-based share units scheduled to vest following the date of termination, will generally become fully vested, to the extent then outstanding and not otherwise vested. For the remainder of the term of his employment agreement, we will continue to provide Mr. Feltheimer with the benefits he was receiving at the time of his termination, and Mr. Feltheimer will continue to be eligible for the stock-price bonuses described above under Description of Employment Agreements — Salary and Bonus Amounts. Mr. Feltheimer will also continue to receive the quarterly grants of fully vested shares for the remainder of the term of the employment agreement described above under Description of Plan-Based Awards — Quarterly Grants.

Change in Control Benefits.  Upon a change in control of the Company (as defined in the employment agreement), the stock options and time-based restricted share units granted to Mr. Feltheimer pursuant to his employment agreement, along with the next installment of his performance-based stock units scheduled to vest following the date of the change in control, will generally become fully vested, to the extent then outstanding and not otherwise vested. In addition, if the price of our common shares as of the change in control date exceeds the thresholds for the stock-price bonuses described above, Mr. Feltheimer would be entitled to payment of the applicable amount of his stock-price bonus. In the event that the benefits payable to Mr. Feltheimer in connection with a change in control would be subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code of 1986 (“Section 280G”), Mr. Feltheimer’s benefits would either be reduced to a level such that the excise tax would not apply or he would be paid the full amount of his benefits and would receive a gross-up payment from us up to a maximum of $150,000, whichever would result in his receiving the greater benefit on an after-tax basis.

Severance Benefits — Termination of Employment in Connection with Change in Control.  In the event Mr. Feltheimer’s employment is terminated by us in connection with a change in control (as defined in the employment agreement), for any reason other than cause, or due to Mr. Feltheimer’s death or disability, Mr. Feltheimer would be entitled to a cash payment of $2,500,000 and to severance pay of continued payments of his base salary for the remainder of the term of the employment agreement. If a change in control occurs and Mr. Feltheimer voluntarily terminates his employment within the 30-day period following the change in control, he would be entitled to a cash payment of $2,500,000, but would not be entitled to any continued payment of his base salary.

Severance Benefits — Death or Disability.  In the event Mr. Feltheimer’s employment is terminated during the employment term due to his death or disability (as defined in the employment agreement), he (or his estate) would be entitled to payment of the applicable amount of his stock-price bonus if the price of our common shares exceeded the stock-price bonus thresholds for the four-month period preceding the date of termination. Mr. Feltheimer (or his estate) may also be entitled to a prorated payment of his stock-price bonus based on the price of our common shares during the six-month period following such a termination. In addition, if Mr. Feltheimer’s employment is terminated due to his death, all restricted share units and options granted to Mr. Feltheimer pursuant to the employment agreement (but not including the quarterly grants of fully vested shares described above), to the extent outstanding and unvested, will immediately accelerate and become fully vested as of the date of death.

Michael Burns

Severance Benefits — Termination of Employment.  In the event Mr. Burns’ employment is terminated during the employment term by us without cause (as defined in the employment agreement), Mr. Burns will be entitled to a lump sum severance payment equal to 50% of his base salary for the remainder of the term of the employment agreement. In addition, the stock options and time-based restricted share units granted to Mr. Burns pursuant to his employment agreement, along with the next installment of his performance-based stock units scheduled to vest following the date of termination, will generally become fully vested, to the extent then outstanding and not otherwise vested.

Change in Control Benefits.  Upon a change in control of the Company (as defined in the employment agreement), the stock options and time-based restricted share units granted to Mr. Burns pursuant to his employment agreement, along with the next installment of his performance-based stock units scheduled to vest following the date of the change in control, will generally become fully vested, to the extent then outstanding and not otherwise vested. In addition, if the price of our common shares as of the change in control date exceeds the thresholds for the stock-price bonuses described above, Mr. Burns would be entitled to payment of the applicable amount of his stock-price bonus.

Severance Benefits — Termination of Employment in Connection with Change in Control.  In the event Mr. Burns’ employment is terminated by the Company in connection with a change in control (as defined in the employment agreement), for any reason other than cause, due to Mr. Burns’ death or disability, or if Mr. Burns voluntarily elects to terminate his employment within the 15-day period following a change in control, Mr. Burns would be entitled to severance pay equal to the greater of continued payments of his base salary for the remainder of the term of the employment agreement or $1,800,000.

Severance Benefits — Death or Disability.  In the event Mr. Burns’ employment is terminated during the employment term due to his death or disability (as defined in the employment agreement), he (or his estate) would be entitled to payment of the applicable amount of his stock-price bonus if the price of our common shares exceeded the stock-price bonus thresholds for the four-month period preceding the date of termination. Mr. Burns (or his estate) may also be entitled to a prorated payment of his stock-price bonus based on the price of our common shares during the six-month period following such a termination. In addition, if Mr. Burns’ employment is terminated due to his death, all restricted share units and options granted to Mr. Burns pursuant to the employment agreement, to the extent outstanding and unvested, will immediately accelerate and become fully vested as of the date of death.

Steven Beeks

Severance Benefits — Termination of Employment.  In the event Mr. Beeks’ employment is terminated during the employment term by us without cause (as defined in the employment agreement), Mr. Beeks will be entitled to receive a lump sum severance payment equal to 50% of his base salary for the remainder of the term of the employment agreement, but in no event less than the greater of either six months’ base salary or the amount Mr. Beeks would receive under our severance policy for non-contract employees that is in effect at the time of termination. In addition, the SARs granted to Mr. Beeks pursuant to his employment agreement will generally become fully vested, to the extent then outstanding and not otherwise vested, although the SARs may not be exercised by Mr. Beeks until the date they were originally scheduled to vest.

Change in Control Benefits.  Upon a change in control of the Company (as defined in the employment agreement), the stock options, restricted share units and SARs granted to Mr. Beeks pursuant to his employment agreement will generally become fully vested, to the extent then outstanding and not otherwise vested.

Severance Benefits — Termination of Employment in Connection with Change in Control.  In the event Mr. Beeks’ employment is terminated by the Company within six months of the date of a change in control (as defined in the employment agreement), Mr. Beeks would be entitled to severance pay equal to the greater of 50% of his base salary under the employment agreement for the remainder of the term or $1,500,000.

Severance Benefits — Death.  In the event Mr. Beeks’ employment is terminated during the employment term due to his death, the stock options, restricted share units and SARs granted to Mr. Beeks pursuant to his employment agreement will generally become fully vested, to the extent then outstanding and not otherwise vested.

Joseph Drake

Severance Benefits — Termination of Employment.  In the event Mr. Drake’s employment is terminated during the employment term by us without cause or by Mr. Drake for good reason (as those terms are defined in the employment agreement), Mr. Drake will be entitled to receive (i) a lump sum payment of 50% of each EBITDA bonus (as described under Description of Employment Agreements — Salary and Bonus Amounts above) that would have been earned through the conclusion of the term as if the employment agreement had not been terminated and (ii) a lump sum payment of 50% of his base salary for the remainder of the term of the employment agreement (provided that such payment is not less than the greater of six months’ of Mr. Drake’s base salary or the amount he would be entitled to receive under our severance policy for non-contract employees). In addition, Mr. Drake would be entitled to accelerated vesting of the equity-based awards granted pursuant to his employment agreement as follows: (a) with respect to his stock options, 100% of the next installment scheduled to vest following the date of termination and 50% of the following installment will generally become fully vested; (b) with respect to his time-based restricted share units, 100% of the next installment scheduled to vest following the date of termination and 50% of the following installment will generally become fully vested; and (c) 100% of the next installment of his performance-based stock units scheduled to vest following the date of termination will generally become fully vested, in each case to the extent then outstanding and not otherwise vested.

Change in Control Benefits.  Upon a change in control of the Company (as defined in the employment agreement), the stock options and restricted share units granted to Mr. Drake pursuant to his employment agreement will generally become fully vested, to the extent then outstanding and not otherwise vested.

Severance Benefits — Termination of Employment in Connection with Change in Control.  In the event Mr. Drake’s employment is terminated by us within six months of the date of a change in control (as defined in the employment agreement), Mr. Drake would be entitled to (i) payment of each EBITDA bonus that would have been earned through the conclusion of the term as if the employment agreement had not been terminated and (ii) severance pay equal to the greater of 50% of his base salary under the employment agreement for the remainder of the term or $1,700,000.

Severance Benefits — Death.  In the event Mr. Drake’s employment is terminated during the employment term due to his death, the stock options and restricted share units granted to Mr. Drake pursuant to his employment agreement will generally become fully vested, to the extent then outstanding and not otherwise vested.

James Keegan

Severance Benefits — Termination of Employment.  In the event Mr. Keegan’s employment is terminated during the employment term by us without cause (as defined in the employment agreement), Mr. Keegan will be entitled to receive a lump sum severance payment equal to 50% of his base salary for the remainder of the term of the employment agreement.

Estimated Severance and Change in Control Benefits

The following present the approximate amount of the benefits that each of the Named Executive Officers would have been entitled to have, had his employment terminated under the circumstances described in the preceding paragraphs on March 31, 2009.

Severance Benefits.  The following chart presents our estimate of the amount of the dollar value of the benefits to which each of the Named Executive Officers would have been entitled to have, had his employment terminated under the circumstances described above (other than in connection with a change in control of the Company) on March 31, 2009:

				Termination Due to
	Termination by the Company Without Cause(1)			Executive’s Death
		Continuation of	Equity	Equity
Name	Cash Severance	Benefits	Acceleration(2)	Acceleration(2)

Jon Feltheimer	$6,000,000	$100,639	$8,822,304	$11,943,381
Michael Burns	$1,130,208	—	$2,185,923	$3,068,471
Steven Beeks	$1,125,000	—	$340,000	$1,949,688
Joseph Drake	$1,634,521	—	$1,458,188	$2,651,250
James Keegan	$722,396	—	—	—

(1)	As described above, Messrs. Feltheimer and Drake would also be entitled to these benefits pursuant to their respective employment agreements if their employment is terminated for good reason.

(2)	These columns report the intrinsic value of the unvested portions of each executive’s awards that would accelerate in the circumstances. For options, this value is calculated by multiplying the amount (if any) by which the closing price of our common shares on the last trading day of the fiscal year exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted share unit awards, this value is calculated by multiplying the closing price of our common shares on the last trading day of the fiscal year by the number of units subject to the accelerated portion of the award. For SARs, this value is calculated by multiplying the amount (if any) by which the closing price of our common shares on the last trading day of the fiscal year exceeds the exercise price of the SARs by the number of SARs subject to the accelerated portion of SARs.

Change in Control Benefits.  The following chart presents our estimate of the dollar value of the amount of the benefits to which each of the Named Executive Officers would have been entitled to have, had a change in control of the Company occurred on March 31, 2009 (and, as applicable, the executive’s employment with us had terminated under the circumstances described above on such date):

		Equity		Section 280G
Name	Cash Severance(1)	Acceleration(2)		Gross-Up

Jon Feltheimer	$8,500,000	$8,822,304		$150,000	(3)
Michael Burns	$2,260,417	$2,185,923		—
Steven Beeks	$1,500,000	$1,949,688	(4)	—
Joseph Drake	$1,872,055	$2,651,250	(4)	—
James Keegan	$722,396	—		—

(1)	As described above, these severance amounts are generally payable if the executive’s employment is terminated by the Company without cause in connection with a change in control. Pursuant to their employment agreements, Mr. Feltheimer and Mr. Burns would also be entitled to a cash severance payment if they voluntarily terminated employment within a specified period following a change in control (although the amount of the benefit in Mr. Feltheimer’s case would be limited to $2,500,000).

(2)	See footnote (2) to the table above for the determination of equity acceleration value.

(3)	See the description of the Section 280G provisions of Mr. Feltheimer’s employment agreement above. This figure represents the maximum amount of the Section 280G gross-up payment to which Mr. Feltheimer would be entitled in any circumstances under his employment agreement.

(4)	As described above, Messrs. Beeks and Drake would be entitled on a change in control to accelerated vesting of stock options, restricted share units and SARs that were granted pursuant to their respective employment agreements.

EQUITY COMPENSATION PLAN INFORMATION FOR FISCAL 2009

We currently maintain two equity compensation plans: the 2004 Plan and the Lionsgate Employees’ and Directors’ Equity Incentive Plan (the “Equity Incentive Plan”), each of which has been approved by our shareholders. No new awards may be granted under the Equity Incentive Plan. In addition, as described below, we granted certain equity-based awards that were not under shareholder-approved plans in connection with our acquisition of Mandate Pictures in 2007.

The following table sets forth, for each of our equity compensation plans, the number of common shares subject to outstanding options and rights, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of March 31, 2009.

					Number of Common Shares
					Remaining Available for
					Future Issuance Under
	Number of Common				Equity
	Shares to be Issued		Weighted-Average		Compensation Plans
	Upon Exercise of		Exercise Price of		(Excluding Shares
	Outstanding Options,		Outstanding Options,		Reflected in
Plan Category	Warrants and Rights		Warrants and Rights		the First Column)

Equity compensation plans approved by shareholders	6,542,548	(1)	$9.84	(2)	5,119,785	(3)
Equity compensation plans not approved by shareholders	1,141,677	(4)	$9.22	(5)	0
Total	7,684,215		$9.75		5,119,785

(1)	Of these shares, 3,299,166 were subject to options then outstanding under the 2004 Plan. In addition, this number includes 3,243,382 shares that were subject to outstanding stock unit awards granted under the 2004 Plan. Of these stock unit awards, 1,061,881 represent units subject to satisfaction of certain performance targets.

(2)	This number does not reflect the 3,243,382 shares that were subject to outstanding restricted share unit awards granted under the 2004 Plan.

(3)	All of these shares were available for award grant purposes under the 2004 Plan. The shares available under the 2004 Plan are, subject to certain other limits under that plan, generally available for any type of award authorized under the 2004 Plan including options, share appreciation rights, restricted shares, restricted share units, share bonuses and performance shares. No new awards may be granted under the Equity Incentive Plan.

(4)	On September 10, 2007, pursuant to the acquisition of Mandate Pictures, Mr. Drake entered into an employment agreement with Lions Gate Films, Inc., a wholly-owned subsidiary of the Company (“LGF”), to serve as its Co-Chief Operating Officer and President of the Motion Picture Group, and Nathan Kahane entered into an employment agreement with LGF to serve as the President of Mandate Pictures. Pursuant to the terms of his employment agreement, Mr. Drake was granted 525,000 restricted share units (payable upon vesting in an equal number of our common shares) which are scheduled to vest over four years based on his continued employment with LGF and half of which are also subject to the satisfaction of certain performance targets, and options to purchase 500,000 of our common shares, 100,000 options of which are vested and 400,000 options which are scheduled to vest over four years based on his continued employment with LGF. Pursuant to the terms of his employment agreement, Mr. Kahane was granted 25,000 restricted share units (payable upon vesting in an equal number of our common shares) and options to purchase 100,000 of our common shares, all of which are scheduled to vest over three years based on his continued employment with LGF. The per share exercise price of each option is the closing price of our common shares on September 10, 2007, the date of grant of the options.

(5)	This number does not reflect shares that were subject to outstanding restricted share unit awards granted pursuant to the employment agreements described in footnote (4) above.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that during fiscal 2009, all filing requirements were met, except that Messrs. Drake, Feltheimer, Keegan and Ludwig each filed a late Form 4 covering a single transaction.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate the report by reference in that filing.

The members of the Audit Committee are all non-employee directors. In addition, our Board of Directors has determined that each meets the current NYSE independence requirements. The full text of our current Audit Committee charter is available in the Investors/Governance Documents section on our website at www.lionsgate.com or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary. The Audit Committee assists our Board of Directors in overseeing, among other things, (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence and (d) the performance of the Company’s internal audit function and independent auditors. The Audit Committee also recommends to the shareholders the selection of independent auditors. Management and our independent auditors are responsible for planning or conducting audits. Our management is responsible for determining that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles and for assuring compliance with applicable laws and regulations and our business conduct guidelines.

In performing its oversight function, the Audit Committee reviewed and discussed our fiscal year ended March 31, 2009 audited consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication With Audit Committees, which relates to the conduct of our audit, including our auditors’ judgment about the quality of the accounting principles applied in our fiscal 2009 audited consolidated financial statements. The Audit Committee received the written disclosures and the letter from our independent auditors required the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communication with the Audit Committee concerning independence, and has discussed with our auditors their independence from management and us. When considering the independent auditors’ independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the amount of fees paid to the independent auditors for non-audit services.

The Audit Committee meets with our independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee held seven meetings during fiscal 2009 (in person or via teleconference).

Based upon the review and discussions described in this report, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2009 for filing with the SEC. The Audit Committee also recommends to the shareholders the re-appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2009.

The Audit Committee of the Board of Directors

G. Scott Paterson (Chair)
Morley Koffman
Brian V. Tobin

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

In 2005, there were several changes to the corporate governance and corporate governance disclosure requirements applicable to the Company. Specifically, the Canadian Securities Administrators (“CSA”) adopted National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”) which requires us to disclose, on an annual basis, our approach to corporate governance. The CSA also adopted National Policy 58-201 Corporate Governance Guidelines which includes recommendations on such matters as the constitution and independence of corporate boards, their functions, the effectiveness and education of board members, and other items dealing with sound corporate governance. Our Board of Directors and senior management consider good corporate governance to be central to our effective and efficient operation. Set out below is a description of certain of our corporate governance practices, as required by NI 58-101.

Board of Directors

NI 58-101 defines “independence” of directors and requires disclosure as to whether a board of directors is composed primarily of independent directors. An “independent director” generally is one who is independent of management and is free from any interest and any other business or other relationship with the Company which could, or could reasonably be expected to, interfere with the exercise of the director’s independent judgment.

Our Board of Directors currently has 12 members. As of the date of this proxy statement, eight directors are independent, two directors are non-independent as senior management of the Company, one director is non-independent as producer for the Company through a “first-look” arrangement, and one director is non-independent as a director, senior officer and shareholder of Maple Pictures, the Canadian distributor for the Company.

As permitted by Canadian law, our Board of Directors resolved to set the number of directors at 12 for the ensuing year. As a result, a majority of the members of the Board of Directors are independent. In addition, the Board of Directors undertakes an annual review of the independence of all non-employee directors.

Our Board of Directors is currently made up of:

Mark Amin	Non-Independent as producer for the Company through a “first-look” arrangement(1)
Norman Bacal	Independent but related as a partner of Heenan Blaikie LLP, Canadian counsel to the Company
Michael Burns	Non-Independent as Vice Chairman
Arthur Evrensel	Independent but related as a partner of Heenan Blaikie LLP, Canadian counsel to the Company
Jon Feltheimer	Non-Independent as Chief Executive Officer
Morley Koffman	Independent
Laurie May	Non-Independent as a principal of Maple Pictures(1)
Harald Ludwig	Independent
G. Scott Paterson	Independent
Daryl Simm	Independent
Hardwick Simmons	Independent
Brian V. Tobin	Independent

(1)	Mr. Amin will not stand for re-election at the Meeting. Ms. May will not stand for re-election at the Meeting.

(2)	We hold an interest in Maple Pictures and are parties to a library distribution and output distribution agreement with Maple Pictures.

Mr. Amin and Ms. May, current directors of the Company, will not stand for re-election at the Annual Meeting, but will continue to serve as a member of our Board of Directors until the date of the Annual Meeting. If elected at the Meeting, Dr. Rachesky and Ms. Yaffe, director nominees, will replace Mr. Amin and Ms. May on our Board of Directors. Our Board of Directors has determined that Dr. Rachesky and Ms. Yaffe are both “independent” of the Company and its management under our Standards for Director Independence, Canadian standards, SEC rules and regulations and the NYSE listing standards.

We have taken steps to ensure that adequate structures and processes are in place to permit the Board of Directors to function independently of management. The chairman position is divided between two Co-Chairmen, Mr. Ludwig, an independent director, and Mr. Feltheimer. In matters that require independence of the Board of Directors from management, only the independent board members take part in the decision-making and evaluation. An in camera session occurs at the end of our board meetings in which the non-independent directors are usually excused. Mr. Ludwig presides at the regularly scheduled executive sessions of the non-management directors.

The Board of Directors held a total of 15 meetings in fiscal 2009. The attendance, in person or via teleconference, of the directors at such meetings was as follows:

Board Meetings
Director	Attended

Mark Amin	15/15
Norman Bacal	14/15
Michael Burns	15/15
Arthur Evrensel	15/15
Jon Feltheimer	15/15
Morley Koffman	15/15
Harald Ludwig	15/15
Laurie May	15/15
G. Scott Paterson	14/15
Daryl Simm	13/15
Hardwick Simmons	13/15
Brian V. Tobin	12/15

The independent board members held a total of 15 sessions in fiscal 2009 at which non-independent directors and members of management were not in attendance. The attendance of the independent directors at such sessions was as follows:

Independent Board
Director	Sessions Attended

Norman Bacal	14/15
Arthur Evrensel	15/15
Morley Koffman	15/15
Harald Ludwig	15/15
G. Scott Paterson	14/15
Daryl Simm	13/15
Hardwick Simmons	13/15
Brian V. Tobin	12/15

Currently, the following directors or director nominees serve on the board of directors of other Canadian and U.S. public companies listed below.

Director	Public Company Board Membership

Mark Amin	NeuLion Inc., DuPont Fabros Technology
Norman Bacal	None
Michael Burns	None
Arthur Evrensel	None
Jon Feltheimer	None
Morley Koffman	None
Harald Ludwig	West Fraser Timber Co. Ltd.
Laurie May	None
G. Scott Paterson	Automated Benefits Corp., NeuLion Inc. and Run of River Power, Inc.
Mark H. Rachesky, M.D.(1)	Emisphere Technologies, Inc., Leap Wireless International, Inc. and Loral Space & Communications, Inc.
Daryl Simm	None
Hardwick Simmons	Raymond James Financial
Brian V. Tobin	Aecon Group Inc., Consolidated Thompson Iron Mines Limited and New Flyer Industries Inc.
Phyllis Yaffe(1)	Cineplex Entertainment LP (2) and Torstar Corporation,

(1)	Director nominee.

(2)	The units of Cineplex Galaxy Income Fund, which owns approximately 99.6% of Cineplex Entertainment LP, are traded on the Toronto Stock Exchange.

Board Mandate

Under the Corporate Governance Guidelines established by the Board of Directors, which includes the board’s mandate, the Board of Directors has overall responsibility to review and regularly monitor the effectiveness of our fundamental operating, financial and other business plans, policies and decisions, including the execution of its strategies and objectives. The Board of Directors will seek to enhance shareholder value over the long term. The full text of our Corporate Governance Guidelines is available on the Investors/Governance Documents section of our website at www.lionsgate.com or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary.

Position Descriptions

To date, we have not developed position descriptions for the Co-Chairman positions, the chair positions of each board committee or the Chief Executive Officer. The Board of Directors determines the appropriate roles for such positions from time-to-time as serves the best interests of the Company. With respect to the Chief Executive Officer, the Board of Directors currently sets our annual objectives that become the objectives against which the Chief Executive Officer’s performance is measured.

Orientation and Continuing Education

The Nominating & Corporate Governance Committee, with the assistance of senior management, is responsible for overseeing and making recommendations to the Board of Directors regarding the orientation of new directors and a continuing education program for existing directors. Currently, the Board of Directors has an informal process for the orientation of new directors regarding the role of the Board of Directors, its committees and its directors and the nature of operation of the business. New directors meet with senior management and incumbent directors. Due to the experience level of the members of our Board of Directors, no formal continuing education program is believed to be required at this time, but the Nominating & Corporate Governance Committee monitors both external developments and the board’s composition to determine whether such a program may become useful in the future. However, directors are made aware of their responsibility to keep themselves up to date and the Nominating & Corporate Governance Committee advises all directors of major developments in corporate governance and important trends and new legal and regulatory requirements. Additionally, from time to time, members of our Board of Directors participate in various leadership workshops and programs concerning topics of interest to directors of public companies as well subjects they determine keep them up-to-date with current issues relevant to their service as directors of the Company.

Ethical Business Conduct

We have a Code of Business Conduct and Ethics that applies to all our directors, officers and employees, and a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Each of the codes is available in the Investors/Governance Documents section on our website at www.lionsgate.com, on SEDAR at www.sedar.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary. The codes are administered by our compliance officer, or his/her designee, and our legal department, and are overseen by the Nominating & Corporate Governance Committee and the Audit Committee.

Nomination of Directors

The Nominating & Corporate Governance Committee, comprised of three independent directors, is responsible for reviewing proposed new members of our Board of Directors and establishing full criteria for board membership. The Nominating & Corporate Governance Committee is also responsible for evaluating the performance of our Board of Directors as a whole, as well as that of the individual members of our Board of Directors. The Nominating & Corporate Governance Committee is governed by a written charter adopted by the Board of Directors, as amended and restated on May 29, 2008. The full text of the charter is available on the Investors/Governance Documents section on our website at www.lionsgate.com, on SEDAR at www.sedar.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary. For further information with respect to the Nominating & Corporate Governance Committee see Information Regarding our Board of Directors and Committees of Our Board of Directors — Board Committees and Responsibilities above.

Compensation

Our Board of Directors, through the Compensation Committee, which is comprised of three independent directors, periodically reviews the adequacy and form of the compensation of directors and officers. The Compensation Committee is governed by a written charter, as amended on May 30, 2007. The full text of the charter is available in the Investors/Governance Documents section of our website at www.lionsgate.com, on SEDAR at www.sedar.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary. For further information with respect to the Compensation Committee see Information Regarding our Board of Directors and Committees of Our Board of Directors — Board Committees and Responsibilities above.

Other Board Committees

Our Board of Directors also has a standing Audit Committee and Strategic Advisory Committee. For further information with respect to these committees see Information Regarding our Board of Directors and Committees of Our Board of Directors — Board Committees and Responsibilities above.

Assessments

The Nominating & Corporate Governance Committee is responsible for developing our overall approach to a corporate governance system that is effective in the discharge of our obligations to our shareholders. The Nominating & Corporate Governance Committee has the mandate and responsibility to review, on a periodic basis, the performance and effectiveness of the Board of Directors as a whole, and each individual director. The Nominating & Corporate Governance Committee annually assesses and provides recommendations to the Board of Directors on the effectiveness of the committees of the Board of Directors and the contributions of the directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Related Transactions

We recognize that transactions we may conduct with any of our directors or executive officers may present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than our best interests and those of our shareholders. We have established, and the Board of Directors has adopted, a written Related Person Transactions Policy to monitor transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, in which the Company and any of the following have an interest: (i) any person who is or was an executive officer, director, or director nominee of the Company at any time since the beginning of the Company’s last fiscal year; (ii) a person who is or was an immediate family member (as defined in the policy) of an executive officer, director, or director nominee at any time since the beginning of the Company’s last fiscal year; (iii) any person who, at the time of the occurrence or existence of the transaction, is greater than 5% beneficial owner of our common shares; (iv) any person who, at the time of the occurrence or existence of the transaction, is an immediate family member (as defined in the policy) of the greater than 5% beneficial owner of our common shares; or (v) or any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in which such person has a 10% or greater beneficial ownership interest (which we refer to in this report as a “related person”). The policy covers any transaction where the aggregate amount is expected to exceed $120,000 in which a related person has a direct or indirect material interest.

Under the policy, potential related person transactions proposed to be entered into by us must be reported to our General Counsel, and shall be reviewed and approved by the Audit Committee. The Audit Committee will review the material facts of any potential related person transaction and will then approve, ratify or disapprove the transaction. In making its determination to approve or ratify a related person transaction, the Audit Committee considers such factors as: (i) the extent of the related person’s interest in the related person transaction; (ii) the approximate dollar value of the amount involved in the related person transaction; (iii) the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss; (iv) whether the transaction was undertaken in the ordinary course of business of the Company; (v) whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third person; (vi) the purpose of, and the potential benefits to the Company of, the transaction; and (vii) any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction. No director or executive officer may participate in any discussion, approval or ratification of a transaction in which he or she is a related person.

The full text of the Related Person Transaction Policy is available in the Investors/Governance Documents section on our website at www.lionsgate.com or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary.

Relationships and Transactions

Ignite, LLC Transactions

In February 2001, we entered into an agreement with Ignite, LLC (“Ignite”), a company in which Mr. Burns owns approximately a 31% interest, and Mr. Simmons owns approximately a 12% interest. The agreement terminated pursuant to its terms in February 2003 and was not renewed. The agreement provided that Ignite will be paid a producer fee and a percentage of adjusted gross receipts for projects which commenced production during the term of the agreement and which were developed through a development fund financed by Ignite. During the year ended March 31, 2009, less than $0.1 million was paid to Ignite under this agreement.

We entered into an agreement with Ignite effective as of March 31, 2006. Under the agreement, in consideration for Ignite disclaiming all of its rights and interests in and to the motion picture Employee of the Month, Ignite was entitled to box office bonuses if certain thresholds were met. During the year ended March 31, 2009, we did not make any payments to Ignite under this agreement.

In January 2008, we entered into a distribution agreement with Ignite in which our international division would represent, on a sales agency basis, a library of restored feature films, known as the Ignite Library, in Asia and the Far East, Eastern Europe and the Middle East. During the year ended March 31, 2009, we did not make any payments to Ignite under this agreement.

In May 2008, Lions Gate Films Inc., our wholly-owned subsidiary (“LGF”), entered into a sales agreement with Ignite for international distribution rights to the film Shrink. Among other things, the agreement provided that if LGF has not received a certain percentage of gross receipts in respect of its distribution fee after one year, then Ignite would pay LGF the difference between the amount of the distribution fee actually received by LGF and the percentage received of gross receipts. No amount was paid to Ignite under this agreement during the year ended March 31, 2009.

Sobini Films Transactions

In November 2002, we entered into a distribution agreement with Sobini Films (“Sobini Films”), a company owned by Mr. Amin for international distribution rights to the film The Prince and Me. During the year ended March 31, 2009, we paid $0.1 million to Sobini Films in connection with profit participation under this agreement

In March 2006, we entered into three distribution agreements with Sobini Films, under which we acquired certain distribution rights to the films The Prince and Me II, Streets of Legend and Peaceful Warrior. Mr. Paterson is also an investor in Peaceful Warrior. We are required to pay a home video advance in the amount equal to 50% of Sobini Films’ projected share of adjusted gross receipts from our initial home video release of Streets of Legend. During the year ended March 31, 2009, the Company paid $0.5 million to Sobini Films under these three distribution agreements.

In April 2006, we entered into a development agreement with Sobini Films related to the film Sanctuary. The agreement provides that the parties are to evenly split development costs, up to a cap of $75,000 for the Company. Any amount above our cap will be paid by Sobini Films. Each of the Company and Sobini Films has the right (but not the obligation) to move forward with the project. If one chooses to move forward and the other does not, the latter shall be entitled to reimbursement of all monies contributed to the project. During the year ended March 31, 2009, we did not make any payments to Sobini Films under the development agreement.

In March 2007, we and Sobini Films entered into a termination agreement with respect to the film Peaceful Warrior. Under the termination agreement, Sobini Films agreed to pay us a one-time, nonrecoupable payment in the amount of $386,000, with such payment to be deferred (subject to a personal guarantee letter from the director that owns Sobini Films and payment of any interest incurred by us). In exchange, Sobini Films is entitled to most future rights with respect to the film. During the year ended March 31, 2009, Sobini Films did not make any payments to us under the termination agreement.

In August 2006, we entered into a Right of First Refusal Agreement (the “ROFR Agreement”) with Sobini Films and Mr. Amin, granting us first look rights with respect to motion pictures produced by Sobini Films or the director. Under the ROFR Agreement, we had a first look with respect to worldwide distribution rights in any motion picture produced by Sobini Films or Mr. Amin (other than as a producer for hire) alone or in conjunction with others to the extent that Sobini Films or Mr. Amin controlled the licensing of such distribution rights during the term of the ROFR Agreement. The ROFR Agreement was subject to an indefinite, rolling 12-month term until terminated. During the term of the ROFR Agreement, we paid Sobini Films the amount of $250,000 per year. We were entitled to recoup the payment in the form of a production fee payable out of the budget of two “Qualifying Pictures” (as defined in the ROFR Agreement) annually that we choose to distribute under the Agreement. During the year ended March 31, 2009, we paid $0.2 million to Sobini Films under the ROFR Agreement.

On December 20, 2007, we entered into an amendment to the ROFR Agreement (the “Amendment”). Under the terms of the Amendment, until December 31, 2008, Sobini Films would pay us a five (5%) percent fee on all of Sobini Films’ international sales of motion pictures for annual sales of up to $10 million, a mutually negotiated fee of less then five (5%) percent if annual international sales of motion pictures exceed $10 million for less than or equal to five motion pictures, and a mutually negotiated fee of greater than five (5%) percent if annual international sales of motion pictures exceed $10 million for greater than five motion pictures. We would be responsible for all servicing/delivery and contract execution/collection issues, while Sobini Films would be responsible for all sales and negotiation of deal terms for all Sobini Films’ motion pictures, and would assist us in any collection problems. On December 31, 2008, the ROFR Agreement terminated by its terms. During the year ended March 31, 2009, we were not paid any amounts under the Amendment.

In November 2008, LGF entered into an agreement with Sobini Films pursuant to which LGF may acquire North American distribution rights to the motion picture Burning Bright. Under the agreement, if LGF and Sobini Films agree to certain terms of distribution, LGF acquires such rights pursuant to such negotiated terms. If LGF and Sobini Films do not agree to the terms of distribution, Sobini Films may enter into a distribution arrangement with a third party. In the event Sobini Films agrees with such third party to distribute the picture, LGF shall be entitled to receive, among other things, a fee of $350,000 and five (5%) percent of all revenues received by Sobini Films. If no third party distribution arrangement is made, however, the distribution rights to the picture revert back to LGF pursuant to which, among other things, Sobini Films will receive $350,000 and LGF will be entitled to a 15% distribution fee.

Cerulean, LLC Transactions

In December 2003 and April 2005, we entered into distribution agreements with Cerulean, LLC (“Cerulean”), a company in which Messrs. Feltheimer and Burns each hold a 28% interest. Under the agreements, we obtained rights to distribute certain titles in home video and television media and Cerulean is entitled to receive royalties. During the year ended March 31, 2009, we paid only a nominal amount to Cerulean under these agreements.

Icon International, Inc. Transactions

In March 2006, we entered into purchase and vendor subscription agreements with Icon International, Inc. (“Icon”), a company which directly reports to Omnicom Group, Inc. Mr. Simm is the Chairman and Chief Executive Officer of Omnicom Media Group, a division of Omnicom Group, Inc. Under the purchase agreement, we agreed to transfer title to certain excess CDs in inventory to Icon International, Inc. for liquidation purposes. In return, Icon agreed to pay us approximately $0.7 million. We received the $0.7 million payment in March 2006. Under the vendor subscription agreement, we agreed to purchase approximately $4.1 million in media advertising through Icon. During the year ended March 31, 2009, we did not make any payments to Icon under the vendor subscription agreement.

In January 2007, we and Icon entered into a vendor subscription agreement (the “Vendor Agreement”) with a term of five years. Under the Vendor Agreement, we agreed to purchase media advertising through Icon and Icon agreed to reimburse us for certain operating expenses as follows: (1) $763,958 during the first year of the term; (2) $786,013 during the second year of the term; (3) $808,813 during the third year of the term; (4) $832,383 during the fourth year of the term; and (5) $856,750 during the fifth year of the term (collectively, the “Minimum Annual Payment Amounts”) or, at our option, we could elect that Icon reimburse us for certain operating expenses in the following amounts: (a) $1,145,936 during the first year of the term; (b) $1,179,019 during the second year of the term; (c) $1,213,219 during the third year of the term; (d) $1,248,575 during the fourth year of the term; and (e) $1,285,126 during the fifth year of the term (collectively, the “Supplemental Annual Payment Amounts”). We have elected to be reimbursed for the Supplemental Annual Payment Amount for the first year of the term. In exchange, we agreed to purchase media advertising through Icon of approximately $5.6 million per year (if we elect to be reimbursed for the Minimum Annual Payment Amount) or approximately $8.4 million per year (if we elect to be reimbursed for the Supplemental Annual Payment Amount) for the five-year term. The actual amount of media advertising to be purchased is determined using a formula based upon values assigned to various types of advertising, as set forth in the Vendor Agreement. For accounting purposes, the operating expenses incurred by us will continue to be expensed in full and the reimbursements from Icon of such expenses will be treated as a discount on media advertising and will be reflected as a reduction of advertising expense as the media advertising costs are incurred by us. The Agreement may be terminated by us effective as of any Vendor Agreement year end with six months notice. During the year ended March 31, 2009, Icon paid $1.2 million to us under the Vendor Agreement. During the year ended March 31, 2009, we incurred $10.9 million in media advertising expenses with Icon under the Vendor Agreement.

Other Transactions

We recognized $2.7 million in revenue pursuant to the library and output agreement with Maple Pictures during the period from April 1, 2007 to July 17, 2007, the period in which Maple Pictures was an equity method investment. We hold an interest in Maple Pictures, of which Ms. May is the Co-President and a director.

During the year ended March 31, 2009, we recognized $2.9 million in revenue pursuant to the five-year license agreement with FEARnet, of which we own a 33.33% interest.

During the year ended March 31, 2009, we recognized $4.7 million in distribution and marketing expenses paid to Roadside Attractions, LLC (“Roadside”) in connection with the release of certain theatrical titles. During the year ended March 31, 2009, we made $0.3 million in participation payments to Roadside in connection with the distribution of certain theatrical titles. We hold a 43% interest in Roadside.

During the year ended March 31, 2009, we recognized $0.6 million in interest income associated with a $6.8 million note receivable from Break.com, of which we own a 42% equity interest.

ACCOUNTANTS’ FEES

During fiscal 2008 and 2009, we retained our independent registered public accounting firm, Ernst & Young LLP, to provide services in the categories listed below. The following are the aggregate fees billed for each of the last two fiscal years for such services in the approximate amounts:

	Years Ended March 31,
	2009	2008

Audit Fees	$2,377,182	$2,442,079
Audit-Related Fees	$675,074	$134,810
Tax Fees	$647,170	$435,163
All Other Fees	$148,767	$—

Audit Fees includes fees associated with the annual audit of our financial statements, the audit of the effectiveness of internal control over financial reporting, reviews of our quarterly reports on Form 10-Q, consultation with management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards, or interpretations by the SEC, the Financial Accounting Standards Board or other regulatory or standard-setting bodies, international statutory audits, and services that only the independent auditors can reasonably provide, such as services associated with SEC registration statements or other documents issued in connection with securities offerings (including consents and comfort letters). Audit-Related Fees were principally for services related to proposed or consummated acquisitions or transactions and attestation services not required by statute or regulation and the related accounting or disclosure treatment for such transactions or events. Tax Fees include amounts billed for tax compliance, tax advice and tax planning. Other Fees were principally for transaction integration services related to an acquisition.

Pursuant to the Audit Committee’s policy to pre-approve all permitted audit and non-audit services, the Audit Committee pre-approved all professional services provided by Ernst & Young LLP during fiscal 2009 and determined that the provision of non-audit services in fiscal 2009 was compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting.

OTHER INFORMATION

Our Annual Report on Form 10-K for fiscal 2009 is enclosed with this proxy statement. The exhibits to our Annual Report on Form 10-K are available to any shareholder who (a) submits a written request to us at 2700 Colorado Ave., Suite 200, Santa Monica, California 90404, Attn: Investor Relations and (b) provides payment of charges that approximate our cost of reproduction. The exhibits to our Annual Report on Form 10-K are also available at no charge on the SEC’s website at www.sec.gov.

OTHER BUSINESS

Our Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

* * *

It is important that your shares be represented at the meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed proxy and return it in the enclosed stamped and addressed envelope as promptly as possible.

By Order of Our Board of Directors,

Jon Feltheimer
Chief Executive Officer and Co-Chairman of the Board

Vancouver, British Columbia
August 17, 2009

LIONS GATE ENTERTAINMENT CORP.

Dear Shareholder:

As a shareholder of Lions Gate Entertainment Corp., you are entitled to receive our interim financial statements, annual financial statements, or both. If you wish to receive them, please either complete and return this card by mail or submit your request online (see address below). Your name will then be placed on the Supplemental Mailing List maintained by our Transfer Agent and Registrar, CIBC Mellon Trust Company.

As long as you remain a non-registered shareholder/unitholder, you will receive this card each year and will be required to renew your request to receive these financial statements. If you have any questions about this procedure, please contact CIBC Mellon Trust Company by phone at 1-800-387-0825 or (416) 643-5500 or at www.cibcmellon.com/InvestorInquiry.

CIBC Mellon Trust Company
1600-1066 West Hastings St.
Vancouver, BC
V6E 3X1

We encourage you to submit your request online at www.cibcmellon.com/FinancialStatements. Our Company Code Number is 1024.

NOTE:  Do not return this card by mail if you have submitted your request online.

REQUEST FOR FINANCIAL STATEMENTS

TO: CIBC Mellon Trust Company

Please add my name to the Supplemental Mailing List for Lions Gate Entertainment Corp. and send me their financial statements as indicated below.

I wish to receive the following (check all that apply):

☐	interim corporate mailings, including interim financial statements and management’s discussion and analysis related thereto;

☐	annual financial statements and management’s discussion and analysis related thereto.

(Please Print)

Name

Address

Postal Code/Zip Code

PROXY

LIONS GATE ENTERTAINMENT CORP.
1055 West Hastings Street, Suite 2200 Vancouver, British Columbia V6E 2E9

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS COMMON SHARES
      The undersigned holder of Common Shares of Lions Gate Entertainment Corp., a British Columbia company (the "Company"), hereby appoints Michael Burns, Jon Feltheimer, James Keegan and Wayne Levin, and each of them, or in the place of the foregoing, ____________________________ (print name), as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse, all of the Common Shares of the Company that the undersigned is entitled to vote at the 2009 Annual General Meeting of Shareholders of the Company, to be held at the Soho Metropolitan Hotel, 318 Wellington Street West, Toronto, Ontario, Canada M5V 3T4, on Tuesday, September 15, 2009, beginning at 10:00 a.m., local time, or at any continuations, adjournments or postponements thereof.

     If the shareholder does not want to appoint the persons named in the instrument of proxy, he/she should strike out his/her name and insert in the blank space provided the name of the person he/she wishes to act as his/her proxy. Such other person need not be a shareholder of the Company.

This form of proxy must be completed, dated and signed and returned by mail in the envelope provided for that purpose, or by fax to (302) 369-8486.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on September 15, 2009

      The notice of Annual Meeting, the proxy statement and this proxy card first will be mailed to shareholders on or about August 17, 2009. The Company's proxy statement and fiscal 2009 Annual Report to Shareholders are also available in the Investors/Governance Documents section on our website at www.lionsgate.com.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲   DETACH HERE FORM PROXY VOTING CARD   ▲

Mark Here	☐
for Address Change or Comments PLEASE SEE REVERSE SIDE

1. Election of Directors

The nominees proposed by the management of the Company are:
	FOR	WITHHELD		FOR	WITHHELD
01 Norman Bacal	☐	☐	07 G. Scott Paterson	☐	☐
02 Michael Burns	☐	☐	08 Mark H. Rachesky, M.D.	☐	☐
03 Arthur Evrensel	☐	☐	09 Daryl Simm	☐	☐
04 Jon Feltheimer	☐	☐	10 Hardwick Simmons	☐	☐
05 Morley Koffman	☐	☐	11 Brian V. Tobin	☐	☐
06 Harald Ludwig	☐	☐	12 Phyllis Yaffe	☐	☐

Vote for the election of all the nominees listed above (except those whose names the undersigned has deleted).

The undersigned hereby acknowledges receipt of (i) the Notice of Annual General Meeting of Shareholders, (ii) the Proxy Statement and (iii) the Company’s 2009 Annual Report to Shareholders.

		FOR	AGAINST	ABSTAIN
2.	Proposal to reappoint Ernst & Young LLP as the independent registered public accounting firm for the Company.	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE PROPOSALS.

IMPORTANT — Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature	Signature	Date

Title	Title

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED.

▲   DETACH HERE FROM PROXY VOTING CARD   ▲